Exhibit 10.1

STOCK PURCHASE AND INVESTMENT AGREEMENT
among
MarketAxess Technologies Inc.,
Greenline Financial Technologies, Inc.,
The Sellers Named Herein
And
The Sellers’ Representative
Dated as of March 5, 2008

i

ii

iii

STOCK PURCHASE AND INVESTMENT AGREEMENT
     THIS STOCK PURCHASE AND INVESTMENT AGREEMENT (this “Agreement”) is dated as of March 5, 2008, by and among MarketAxess Technologies Inc., a Delaware corporation (“Buyer”), Greenline Financial Technologies, Inc., an Illinois corporation (the “Company”), the persons listed as Shareholders on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”), and the persons listed as Option Holders on the signature pages hereto (each, an “Option Holder” and, collectively, the “Option Holders” and, together with the Shareholders, the “Sellers”).
     WHEREAS, Buyer desires to purchase the New Company Shares (as defined below) from the Company in accordance with the terms and conditions of this Agreement;
     WHEREAS, the Company wishes to contribute cash and certain of its assets to TradeHelm, Inc., a newly formed Delaware corporation (“TradeHelm”), in exchange for the TradeHelm Equity (as defined below) and immediately thereafter (i) distribute the TradeHelm Equity to the Shareholders and Buyer and (ii) issue the TradeHelm Options (as defined below) to the Option Holders;
     WHEREAS, the Shareholders own and will own immediately prior to Closing (as defined below), of record and beneficially, all of the issued and outstanding capital stock of the Company (collectively, the “Shares”); and
     WHEREAS, Buyer desires to purchase the Shares from the Shareholders in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS
     In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     “2008 Earn-Out Payment” means an amount equal to the lesser of (i) the amount of the Company’s 2008 Revenue in excess of $7,000,000 multiplied by 50% and (ii) $1,500,000.
     “2009 Earn-Out Payment” means an amount equal to the lesser of (i) the amount of the Company’s 2009 Revenue in excess of $9,300,000 multiplied by 30% and (ii) $1,500,000. Collectively the 2008 Earn-Out Payment and the 2009 Earn-Out Payment shall be referred to as the “Earn-Out Payments.”

     “Adjusted Tax Reserve” means the amount of current Taxes (excluding deferred Taxes) accrued as a liability in computing Net Working Capital, reduced by (i) the Excluded Tax Benefits and (ii) amounts not payable by the Sellers (directly or out of the Escrow Amount) under Section 10.2(b) and Section 9.9(a) on account of the then existing balance (if any) in the Adjusted Tax Reserve.
     “Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, director, general partner, manager or managing member of the specified Person or of which the specified Person is an officer, director, general partner, manager or managing member, (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of the outstanding voting securities of the specified Person, and (iv) such Person’s relatives, including such Person’s spouse or domestic partner (and relatives of such spouse or domestic partner), parents, siblings and lineal descendants if such Person is an individual.
     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, provincial, state or local statute, law, ordinance, rule, regulation, Order, writ, injunction, judgment, decree or other requirement of any Governmental Authority, each as in effect at the time of Closing, applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).
     “Benefit Plans” mean all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, its Subsidiaries or any ERISA Affiliate on behalf of any employee, officer, director, Shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, Shareholder or other service provider or beneficiary.
     “Business” means the business and operations presently carried on by the Company and its Subsidiaries; provided, however, that, except with respect to the Company’s representations and warranties set forth in Section 4.10 and the definitions corresponding thereto, the term “Business” shall exclude the business and operations related to the TradeHelm Assets, as described on Schedule 4.26. Except as set forth in the previous sentence and as provided in Section 4.26, all of the TradeHelm Assets related to the TradeHelm Spinoff shall be excluded from consideration when evaluating the representations and warranties of the Company set forth in ARTICLE IV.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to be closed.

     “Cancelled Employee Options” means the Employee Options cancelled at the Closing in exchange for TradeHelm Options and a portion of the Cash Consideration in accordance with Section 2.8.
     “Change of Control Event” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the Shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of Company’s voting power of the surviving or resulting Person immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or (iii) any sale, lease or other disposition of all or substantially all of the assets of the Company.
     “Closing Share Price” means $9.643.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company Proprietary Software” means those items listed under the heading “Products” on Schedule 4.10(a) and all other Software related to the Business of the Company in which the Company or any of its Subsidiaries has a proprietary interest and all Intellectual Property embodied in or related thereto.
     “Company’s 2008 Revenue” means the Net Revenue for the twelve (12) calendar months ending December 31, 2008, as finally determined pursuant to Section 3.5.
     “Company’s 2009 Revenue” means the Net Revenue for the twelve (12) calendar months ending December 31, 2009, as finally determined pursuant to Section 3.5.
     “Company’s Knowledge” means the actual knowledge of Braden Janowski, Josh Tolman, Gabriel Schuetzner, Joseph Wagner and Michael Sellers after such due inquiry and investigation as are consistent with each of his duties within the Company.
     “Company’s Stock Option Plan” means the Greenline Financial Technologies, Inc. Stock Option Plan, as adopted June 25, 2003 and amended and restated thereafter.
     “Company Technology” means the Company Proprietary Software and all other Intellectual Property owned, used, or held for use by or licensed to, the Company or any of its Subsidiaries.
     “Competing Business” means any business engaged in financial information exchange communications testing, monitoring or support solutions used or useful in connection with electronic trading or electronic communications, any business that produces, sells, distributes or licenses any products or services that are the same as or substantially similar to any products and services produced, sold, distributed or licensed by the Company or its Subsidiaries on or prior to the Closing, or any other business or activity similar to or competitive with any business or activity conducted by the Company or its Subsidiaries; provided, however, that the term “Competing Business” shall not be deemed to include the contemplated business and operations of TradeHelm relating to the assets set forth on Schedule 4.26.

     “Confidential Information” means any confidential information or trade secrets of the Company or any of its Subsidiaries, including but not limited to, personnel information, know-how and other technical information, customer lists, customer information and supplier information.
     “Copyrights” means all unregistered copyrights, copyright applications and copyright registrations and renewals in connection therewith, in both published works and unpublished works, and all works of authorship, and moral and economic rights of authors and inventors (however denominated).
     “Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company, any of its Subsidiaries or any third party, at or relating to any property or premises of the Company or any of its Subsidiaries that did, does or may reasonably be expected to (a) require abatement or correction under an Environmental Law, (b) give rise to any civil or criminal liability on the part of the Company or any of its Subsidiaries under an Environmental Law, or (c) create a public or private nuisance.
     “Environmental Law” means all Applicable Laws and Orders relating to pollution or protection of human health, public safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as they currently exist, including, without limitation, laws relating to public health and safety, worker health and safety, emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any laws, rules, or regulations related thereto.
     “ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.
     “Estimated Net Working Capital” means a good faith estimate of Net Working Capital as of the close of business on the date immediately preceding the Closing Date as mutually agreed to by Buyer and the Sellers’ Representative or, in the absence of such agreement, a good faith estimate of Net Working Capital as of the close of business on the date immediately preceding the Closing Date as determined by the Sellers’ Representative.
     “Excluded Tax Benefits” means the Tax savings arising in the Pre-Closing Tax Periods from deductions by the Company or any of its Subsidiaries in such periods attributable to the exercise or cancellation of the Employee Options as contemplated by this Agreement.
     “Existing Contracts” means all of the Company’s and its Subsidiaries’ contracts, leases, subleases, licenses, Permits, purchase and sale orders and any other agreements, commitments or binding arrangements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is party, including each amendment, modification, renewal or extension or other ancillary document pertaining thereto, including, but not limited to, those contracts set forth on Schedule 4.14(a).
     “GAAP” means, at a given time, United States generally accepted accounting principles.
     “Governmental Authority” means any foreign, United States federal, state, local, provincial or municipal government or any subdivision thereof, any regulatory or administrative authority, or any agency or commission or any court, tribunal or judicial or arbitral body.
     “Hazardous Substances” means (i) any pollutants, contaminants, toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety and (ii) any regulated substance or waste under any Applicable Laws or Orders that have been enacted, promulgated or issued by any Governmental Authority concerning protection of the environment.
     “Holdings” means MarketAxess Holdings Inc., a Delaware corporation.
     “Income Tax Return” means any Tax Return relating to any federal, state, local or foreign Tax based on, or measured by reference to, net income.
     “Indebtedness” with respect to any Person means (i) any indebtedness or other obligation for borrowed money, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (ii) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto; (iii) the face amount of all letters of credit issued for the account of such Person; (iv) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (v) capitalized lease obligations; (vi) unfunded obligations for pension, retirement, severance benefits for any officer, director or employee of such Person; (vii) unfunded obligations for deferred compensation for any officer, director or employee of such Person; (viii) all guarantees and similar obligations of such Person; (ix) all accrued interest, fees and charges in respect of any indebtedness; (x) all bankers acceptances and overdrafts; and (xi) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.
     “Intellectual Property” means Copyrights, Patents, Trademarks, trade secrets, Internet domain names, proprietary rights, Technology, licenses, and other intellectual property and intellectual property rights on a worldwide basis, any goodwill associated with any of the foregoing and all copies and tangible embodiments thereof (in whatever form of medium), and registrations, applications and renewals for any of the foregoing assets, and all claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.
     “Liability” means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost, expense, fines, penalties, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including, without limitation, any liability for Taxes.
     “Lien” means any claim, lien (statutory or otherwise), encumbrance, pledge, Liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, prior assignments, Tax (including foreign, federal, state and local Tax), Order or other encumbrance or charge of any kind or nature whatsoever including, without limitation (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing; (ii) any assignment or deposit arrangement in the nature of a security device; and (iii) any leasehold interest, license or other right, in favor of a third party, to use any portion of the Company’s, or any of its Subsidiaries’, assets or properties, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Material Adverse Change” means any fact, event, circumstance or change affecting the Company, its Subsidiaries or the Business which individually or in the aggregate when taken together with one or more other facts, events, circumstances or changes affecting the Company, its Subsidiaries or the Business is, or could reasonably be expected to be, adverse in any material respect to (i) the condition (financial or otherwise), business, prospects, revenue, profitability, assets, Liabilities or results of operations of the Company, its Subsidiaries or the Business or (ii) the ability of the Sellers or the Company to perform their respective obligations hereunder or under the other Operative Documents; provided, however, that for the purposes of Section 8.1(c): none of the following shall be deemed in themselves, either alone or in combination, to constitute or shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (a) any change in accounting principles or requirements, or any change in an Applicable Law or interpretation thereof or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from, or relating to (i) conditions affecting the industry in which the Company and its Subsidiaries participates, the U.S. economy as a whole or the capital markets in general or any of the markets in which the Company and its Subsidiaries operate or (ii) acts of God, fire, natural disaster, epidemic, riot, terrorism or military action or the threat thereof.
     “Net Revenue” means, for a particular period of time, the net revenue recognized by the Company and its Subsidiaries in accordance with GAAP relating to the Business.
     “Net Working Capital” means, as of a given date, (i) the current assets (other than cash, the cash contributed to TradeHelm pursuant to Section 2.2, cash equivalents, deferred tax assets and TradeHelm Assets) of the Company and its Subsidiaries minus (ii) the current Liabilities of the Company and its Subsidiaries (other than deferred tax liabilities and any liabilities contributed to TradeHelm pursuant to the Contribution Agreement referred to in Section 2.2), as determined in accordance with Section 3.3 hereof. Net Working Capital (as well as Estimated Net Working Capital) (a) shall be calculated on the basis and using the same accounting principles, practices, methodologies and policies used in the preparation of the Latest Balance Sheet, (b) shall be determined without giving effect to any expenses arising from the exercise or cancellation of the Employee Options or any of the other transactions contemplated by this

Agreement, (c) shall be calculated without reducing the accrued Taxes payable by, or creating or increasing any Tax asset of, the Company or any of its Subsidiaries by reason of any Excluded Tax Benefits, and (d) for the avoidance of doubt, shall include all Tax liabilities, if any, attributable to the TradeHelm Spinoff and all other transactions related to the TradeHelm Spinoff.
     “Operative Documents” means this Agreement, the Escrow Agreement, the TradeHelm Agreements, the Transition Services Agreement in the form attached hereto as Exhibit B, Restricted Stock Agreements and all other agreements to which any of Buyer, the Sellers, the Company or any of its Subsidiaries is a party arising out of or in connection with the transactions contemplated by this Agreement.
     “Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice during the one year period preceding this Agreement (including with respect to quantity, quality and frequency).
     “Patents” means all patents (including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof), patent applications, utility models and design rights.
     “Permits” means all municipal, state, federal, local and foreign consents, Orders, filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, quotas, and authorizations held or used in connection with the Company or its Subsidiaries, or required under any Applicable Law for the operation of the Business as conducted as of the Closing Date.
     “Person” means any person, firm, corporation, partnership, joint venture, limited liability company, association or other entity (governmental or private).
     “Post-Closing Tax Period” means (i) any taxable period beginning after the close of the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the close of the Closing Date and ending on the last day of a Straddle Period.
     “Pre-Closing Tax Period” means (i) any taxable period ending at or before the close of the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.
     “Pro Rata Percentages” means for each Seller, the percentage set forth next to such Seller’s name on Appendix 2.4.

     “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (for example, Linux) or pursuant to similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in Source Code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no (or a minimal) charge. Publicly Available Software includes, without limitation, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (for example, PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); or (G) the Apache Server License.
     “Representative” means, with respect to any Person, its attorneys, accountants, agents, consultants or other representatives.
     “Restricted Sellers” means all of the Sellers except for each of the UBS Entities.
     “Restricted Shares” means the number of shares of Common Stock of Holdings to be issued to the Sellers upon the terms and subject to the conditions set forth in this Agreement.
     “SEC Reports” means each Form 10-K, Form 10-Q, Form 8-K, registration statement under the Securities Act and proxy or information statement, together with any amendments thereto, required to be filed by Holdings with the SEC since December 31, 2004.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Software” means computer software; Source Code; object code; firmware; files; schematics; logic diagrams; flow charts; designs; models; algorithms; databases; routines; sub-routines; engineering and product specifications; program and system logic; program architecture; program structure, sequence and organization; listings; screen displays; languages; compilers; testing routines and procedures; test results; documentation; operating instructions; technical and user manuals; training materials; all media on which any of the foregoing is recorded; all technology and tools used to design, develop, test, support, maintain and diagnose errors in the Software; all updates, upgrades, modifications, enhancements, improvements and derivatives of the foregoing and all other information and technical data related to the ownership, use, design, development, testing, enhancement, support and/or maintenance of the Software.
     “Source Code” means human-readable computer programming code and related technical information and documentation sufficient to enable a reasonably skilled programmer to understand the design, logic, structure and functionality of the Software and to modify, enhance, support, maintain and diagnose errors in the Software.
     “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. Notwithstanding the foregoing definition, the term “Subsidiary” shall exclude any Person, corporation, association or other business entity included in the TradeHelm Assets.
     “Target Working Capital” shall mean Two Million Forty Seven Thousand Five Hundred and One Dollars ($2,047,501.00).
     “Tax” or “Taxes” means (i) any federal, state, local or foreign net or gross income, gross receipts, turnover, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, export taxes and withholdings, exchange control mandatory differentials, mandatory savings, capital stock, franchise, profits, withholding, social security (or similar), unemployment, supplementary, retirement system, disability, real property, personal property, sales, use, transfer, registration, value added, recording, intangible, documentary, goods and services, ad valorem, net proceeds, net worth, special assessments, workers’ compensation, utility, production, gains, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto payable in connection with such taxes, whether disputed or not and (ii) any liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.
     “Tax Arbitrator” means a nationally or regionally recognized accounting firm reasonably satisfactory to both Buyer and the Sellers’ Representative.
     “Tax Proceeding” means any audit, action, suit, claim, examination, investigation, deficiency, assessment or other administrative or judicial proceeding involving Taxes.
     “Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including Tax losses, deductions, credits and the like, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company or any of its Subsidiaries (including its predecessor) and any Person (other than the indemnity provided pursuant to this Agreement).

     “Technology” means all ideas, concepts, inventions, discoveries, research information, test and engineering data, developments, methods, tools, techniques, processes, machinery, products, models, devices, data, prototypes, improvements, designs, systems, engineering and product specifications, schematics, drawings, programs, code, databases, algorithms, formulas, mask works, works of authorship, Software, information and know-how, whether or not patentable or copyrightable, and all related notes, drawings, reports, manuals, notebooks, summaries, memoranda and other documentation and materials.
     “TradeHelm Agreements” means the stockholder agreement, option plan, option agreements, certificate of incorporation, as amended and by-laws of TradeHelm, and the Contribution Agreement referred to in Section 2.2 in the forms attached hereto as Exhibit A-1, A-2, A-3, A-4, A-5, A-6 and A-7 respectively.
     “TradeHelm Assets” means the assets, properties and rights set forth on Schedule 4.26.
     “TradeHelm Equity” means all of the Common Stock of TradeHelm.
     “TradeHelm Options” means the options that can be exercised to purchase Common Stock of TradeHelm, which are governed by the terms of the applicable TradeHelm stock option plan.
     “Trademarks” means all unregistered trademarks, trademark registrations, trademark applications, unregistered service marks, service mark registrations and service mark applications, brand names, corporate names, trade names, logos, slogans, trade dress, designs and packaging, together with all transactions, adaptions, derivations and combinations thereof.
     “UBS Entities” means UBS O’Connor LLC F/B/O O’Connor PIPEs Corporate Strategies Master Ltd., UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited and UBS O’Connor LLC F/B/O O’Connor Global Multi-Strategy Alpha Master Ltd.
ARTICLE II
TRANSACTIONS AT THE CLOSING
     2.1 Initial Investment. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, (a) the Company shall, and the Shareholders shall cause the Company to, issue to Buyer, and Buyer shall purchase from the Company, 729,994 shares of the Company’s common stock (the “New Company Shares”) free and clear of all Liens, for an aggregate purchase price of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Initial Payment”), and (b) Buyer shall pay the Initial Payment to the Company by wire transfer of immediately available funds to a bank account designated by the Company by written notice to Buyer not later than three (3) Business Days prior to Closing. At the Closing, the Company shall, and the Shareholders shall cause the Company to, convey and deliver to Buyer stock certificates representing all of the New Company Shares, against payment of the Initial Payment, as provided above. Notwithstanding the foregoing, it is the understanding of the parties hereto that Buyer shall not be considered a Shareholder or Seller for purposes of this Agreement or the transactions contemplated herein.

     2.2 TradeHelm Spinoff. At the Closing, immediately following the payment of the Initial Payment, the Company shall, and the Shareholders shall cause the Company to, (a) execute the Contribution Agreement in the form attached hereto as Exhibit 2.2(a), pursuant to which the Company will contribute the TradeHelm Assets plus Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000), in exchange for the TradeHelm Equity, (b) distribute the TradeHelm Equity to the Shareholders and Buyer in the respective amounts set forth opposite their respective name on Appendix 2.2 hereto, and (c) issue the TradeHelm Options to the Option Holders in the amounts set forth opposite their respective name on Appendix 2.2 hereto (the transactions contemplated by this Section 2.2 are collectively referred to as the “TradeHelm Spinoff”).
     2.3 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, immediately following the transactions described in Sections 2.1 and 2.2 above, each Shareholder shall sell and deliver to Buyer the Shares owned by each such Shareholder as set forth on Schedule 4.4(b) and Buyer shall purchase the Shares from each Shareholder free and clear of all Liens, for the Purchase Price determined in accordance with this ARTICLE II. At the Closing, the Shareholders shall convey and deliver to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, against payment of the Purchase Price for the Shares, as provided in Section 2.4.
     2.4 Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by Buyer for the Shares, plus the aggregate consideration required to be paid in respect of the Cancelled Employee Options pursuant to Section 2.8, is comprised of: (a) a cash payment equal to $30,500,000 (the “Cash Consideration”); provided, however, at the Closing, the Cash Consideration shall be increased by the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital and decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital; (b) the number of Restricted Shares determined by dividing $7,000,000 by the Closing Share Price; (c) the 2008 Earn-Out Payment, if any; and (d) the 2009 Earn-Out Payment, if any. The Cash Consideration, less the Escrow Amount, the Other Escrow Amount and the Holdback Amount, shall be paid by Buyer at the Closing by wire transfer of immediately available funds to such bank account or accounts designated by the Sellers’ Representative (for the benefit of the Sellers) by written notice to Buyer not later than three (3) Business Days prior to Closing. The Restricted Shares shall be issued and delivered in accordance with Section 2.7 and the Restricted Stock Agreements. The 2008 Earn-Out Payment, if any, and 2009 Earn-Out Payment, if any, shall be paid in accordance with Section 3.6. Each Seller shall receive the portion of each component of the Purchase Price described in clauses (a), (b), (c) and (d) above as set forth opposite such Seller’s name on Appendix 2.4. The Purchase Price will be increased by the amount of cash remaining in the Company immediately following the Closing. In addition, Buyer or one of its Affiliates may lend up to Nine Hundred Thousand Dollars ($900,000) to the Company on or about the Closing Date (the “GFT Loan”) and the Cash Consideration shall be reduced by the amount of the GFT Loan (including any accrued interest).
     2.5 Escrows. Notwithstanding anything to the contrary contained herein, Buyer shall withhold from the Cash Consideration otherwise payable at Closing an amount equal to $2,000,000 (the “Escrow Amount”) and an amount equal to $250,000 (the “Other Escrow

Amount”). On the Closing Date, Buyer shall cause the Escrow Amount and the Other Escrow Amount to be delivered to JPMorgan Chase Bank, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement by and among Buyer, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”) substantially in the form annexed hereto as Exhibit 2.5. The Escrow Amount will be held by the Escrow Agent as partial security for the indemnity obligations of the Sellers to Buyer pursuant to the terms of this Agreement, and the Other Escrow Amount will be held by the Escrow Agent as partial security for the obligations of the Sellers pursuant to the terms of Section 3.4.
     2.6 Holdback. Notwithstanding anything to the contrary contained herein, the Sellers’ Representative will require that a portion of the Cash Consideration that would otherwise be payable to the Sellers at Closing in an amount equal to $100,000 be paid to the Sellers’ Representative by Buyer to be held by the Sellers’ Representative, on behalf of the Sellers, to satisfy potential future obligations (in the aggregate, the “Holdback Amount”); provided that the portion of the Holdback Amount delivered to, and held by, the Sellers’ Representative on behalf of each such Seller in accordance with the Pro Rata Percentage for each Seller. The Holdback Amount will be retained by the Sellers’ Representative for such time as the Sellers’ Representative will determine in its sole discretion. The remaining Holdback Amount, if any, will be distributed to the Sellers in accordance with the Pro Rata Percentage for each Seller.
     2.7 Restricted Shares. Upon the terms and subject to the conditions set forth in this Agreement and the Restricted Stock Agreement executed by each Seller and delivered to the Buyer on the Closing Date (collectively, the “Restricted Stock Agreement”) substantially in the form attached hereto as Exhibit 2.7, at the Closing, Holdings shall issue the Restricted Shares to the Sellers in the respective amounts set forth opposite their respective names on Appendix 2.4, but Buyer shall retain possession of the certificates representing those shares, subject to the terms of this Section 2.7. Promptly after Holdings receives the certificates issued in the name of the Sellers from its transfer agent, Buyer shall deliver to each Seller a copy of the certificate(s) issued in the name of such Seller and representing the Restricted Shares, which shares Buyer shall hold as described above for the benefit of the Sellers until their release, as provided in this Section 2.7. On each of December 20, 2008 and December 20, 2009 (or if either date is not a Business Day, the first Business Day thereafter), Buyer shall deliver to the Sellers’ Representative (on behalf of the Restricted Sellers) and the UBS Entities, the certificates representing one-half of the Restricted Shares for each such respective Seller (as adjusted for stock splits, stock combinations and similar events) as provided in the Restricted Stock Agreements.
     2.8 Employee Options. Prior to the Closing, the Board of Directors of the Company shall cause the Company to take all actions necessary, including obtaining any necessary consents, so that (i) the Company’s Stock Option Plan is terminated effective at the Closing and (ii) all outstanding options to purchase Common Stock of the Company granted pursuant to the Company’s Stock Option Plan, whether or not vested and exercisable (collectively, the “Employee Options”) are cancelled upon the Closing and (x) as soon as practicable following the Closing, the Option Holders shall, in respect of each such Cancelled Employee Option, be entitled to receive a portion of each component of the Purchase Price described in clauses (a), (b), (c) and (d) of Section 2.4 above as is set forth opposite such Option Holder’s name on

Appendix 2.4. The Company shall be entitled to deduct and withhold from the cash amounts otherwise payable pursuant to this Section 2.8 to any Option Holder such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding were made by the Company. Not less than three (3) Business Bays prior to the Closing Date, the Sellers’ Representative shall deliver to Buyer a schedule of all amounts to be withheld from the Option Holders pursuant to this Section 2.8. By signing this Agreement, each Option Holder hereby expressly consents to the treatment of his or her outstanding Employee Options in accordance with the provisions of this Section 2.8.
     2.9 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 10 South Wacker Drive, Floor 40, Chicago, Illinois 60606, at 10:00 a.m. on March 5, 2008, or such other date as the parties may mutually agree. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.
ARTICLE III
PURCHASE PRICE ADJUSTMENTS
     3.1 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as set forth below, and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this ARTICLE III.
     3.2 Net Working Capital Adjustment. If Net Working Capital, as finally determined pursuant to this ARTICLE III, is (a) less than the Estimated Net Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by an amount equal to the difference between the Estimated Net Working Capital and Net Working Capital (such amount, the “Shortfall”), or (b) greater than the Estimated Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by an amount equal to the difference between Net Working Capital and the Estimated Net Working Capital (such amount, the “Excess”). For the avoidance of doubt, for the purposes of this Agreement, neither the Shortfall nor the Excess shall be deemed to include any imputed interest in respect thereof.
     3.3 Schedule of Adjustment. Within ninety (90) days after the Closing Date, Buyer shall prepare or cause to be prepared and delivered to Sellers’ Representative an unaudited statement setting forth Buyer’s calculation of Net Working Capital as of the close of business on the date immediately preceding the Closing Date and the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.2 (the “Schedule of Adjustment”). Such calculation of Net Working Capital and the Schedule of Adjustment shall be prepared in accordance with GAAP. During the Review Period (as defined below), the Sellers’ Representative and, subject to their execution of a confidentiality agreement in form and substance satisfactory to Buyer, its accountants will be permitted reasonable access during normal business hours to review the work papers related to the preparation of the Buyer’s Net Working Capital calculation and the Schedule of Adjustment and may make reasonable inquiries of Buyer and its accountants regarding questions concerning or disagreements with the Net Working Capital calculation and the Schedule of Adjustment arising in the course of their review thereof, and Buyer will request any such accountants to, at the expense of the Sellers’ Representative, cooperate with and respond to such inquiries. The Sellers’ Representative will have a period of thirty (30) days following the delivery of Buyer’s calculation of Net Working Capital and the Schedule of Adjustment to notify Buyer in writing of any disagreement with the foregoing. Any such notice shall be accompanied by supporting documentation containing reasonable detail of such disagreement. Failure to notify Buyer within such thirty (30) day period shall be deemed acceptance of Buyer’s calculation of Net Working Capital and the Schedule of Adjustment. In the event the Sellers’ Representative timely notifies Buyer of any disagreement, the parties agree that they will attempt in good faith to resolve such disagreement. If within thirty (30) days after delivery to Buyer of the notification by Sellers’ Representative of a disagreement, the parties are unable to resolve such disagreement, either Sellers’ Representative, on the one hand, or Buyer, on the other hand, shall have the right for a period of ten (10) Business Days following the expiration of the prior thirty (30) day period to submit the determination of such matters to KPMG International (or such other accounting firm of recognized national standing as may be mutually selected by the Sellers’ Representative and Buyer) (the “Independent Auditor”), whose decision shall be binding on the parties. The Independent Auditor shall determine, as promptly as practicable, but in any event within sixty (60) days of the date on which such disagreement is referred to the Independent Auditor, based solely on written submissions forwarded by Buyer and the Sellers’ Representative to the Independent Auditor within ten (10) Business Days following the Independent Auditor’s selection, the correct amount for each such disputed item in accordance with this Agreement and any resulting change to the Net Working Capital as calculated by Buyer, which shall be certified in writing to Buyer and the Sellers’ Representative. The Independent Auditor will consider only those items and amounts in the Schedule of Adjustment to which the Sellers’ Representative has objected and which Buyer and the Sellers’ Representative are unable to resolve. In resolving any item of dispute, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Sellers’ Representative or less than the smallest value for such item claimed by either Buyer or the Sellers’ Representative. The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of the Independent Auditor.
     3.4 Working Capital Payment. If it is determined pursuant to Section 3.3 that the Purchase Price paid at the Closing is greater than the Purchase Price as adjusted pursuant to Section 3.2, the Sellers shall remit an amount equal to the Shortfall to Buyer in cash (with such amount to be first satisfied from the Other Escrow Amount) within five (5) Business Days of the final determination thereof by wire transfer of immediately available funds. If it is determined pursuant to Section 3.3 that the Purchase Price paid at the Closing is less than the Purchase Price as adjusted pursuant to Section 3.2, Buyer shall remit an amount equal to the Excess to the Sellers’ Representative (for further distribution by the Sellers’ Representative to the Sellers in accordance with the Pro Rata Percentage for each Seller) in cash within five (5) Business Days of the final determination thereof by wire transfer of immediately available funds. Obligations of the Sellers to pay Buyer the Shortfall pursuant to the terms of this Section 3.4 shall be satisfied first by payment from the Other Escrow Amount, but shall not be limited at any time to the value of the Other Escrow Amount. The Sellers acknowledge and agree that Buyer’s exercise of its rights under the Escrow Agreement shall not limit Buyer’s right to recover any amounts owed to it that exceed the Other Escrow Amount and application of the Other Escrow Amount shall not be in substitution of or in any way limit Buyer’s exercise of its other rights and remedies hereunder, or under any other agreement or Applicable Law. The Sellers’ Representative, on the one hand, and Buyer, on the other hand, each agree to promptly execute and deliver to the Escrow Agent any certificates necessary to give effect to the release of the Other Escrow Amount to the extent consistent with the provisions of this Section 3.4.
     3.5 Determination of Company’s Revenue. As soon as practicable after (a) December 31, 2008 but in no event later than seventy-five (75) days after year end, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative a statement setting forth Buyer’s calculation of the Company’s 2008 Revenue, and (b) December 31, 2009 but in no event later than seventy-five (75) days after year end, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Sellers’ Representative a statement setting forth Buyer’s calculation of the Company’s 2009 Revenue (the calculations delivered pursuant to clauses (a) and (b) of this Section 3.5 are each referred to as a “Revenue Statement”). The Revenue Statement shall be prepared in accordance with GAAP. During the Review Period (as defined below), the Sellers’ Representative and, subject to their execution of a confidentiality agreement in form and substance satisfactory to Buyer, its accountants will be permitted reasonable access during normal business hours to review the work papers related to the preparation of each year’s Revenue Statement and may make reasonable inquiries of Buyer and its accountants regarding questions concerning or disagreements with, the Net Working Capital calculation and the Schedule of Adjustment arising in the course of their review thereof, and Buyer will request any such accountants to, at the expense of the Sellers’ Representative, cooperate with and respond to such inquiries. The Sellers’ Representative shall have fifteen (15) days to review the applicable Revenue Statement after the receipt thereof (the “Review Period”). At any time during the Review Period, the Sellers’ Representative may deliver to Buyer a notice describing in reasonable detail all items of disagreement related to the applicable Revenue Statement (an “Objection Notice”). If the Sellers’ Representative does not timely deliver an Objection Notice in respect of a Revenue Statement, such Revenue Statement shall be final and binding upon Buyer, the Sellers’ Representative and the Sellers. If Sellers’ Representative timely delivers an Objection Notice, Buyer and the Sellers’ Representative shall negotiate in good faith for ten (10) days following the date of delivery of the Objection Notice with a view to resolving any differences. If within such ten (10) day period after delivery of the Objection Notice, the parties are unable to resolve such disagreement, the Sellers’ Representative, on the one hand, and Buyer, on the other hand, each shall be entitled to exercise any right or remedy it may have under Applicable Law to resolve any remaining disagreement.
     3.6 Earnout Payments. Within five (5) Business Days of the final determination pursuant to Section 3.5 of (a) the Company’s 2008 Revenue, if the 2008 Earn-Out Payment is a positive number, Buyer shall pay an amount equal to the 2008 Earn-Out Payment by wire transfer of immediately available funds to such bank account or accounts designated by the Sellers’ Representative for further distribution to the Sellers by the Sellers’ Representative in accordance with the Pro Rata Percentage for each Seller; and (b) the Company’s 2009 Revenue, if the 2009 Earn-Out Payment is a positive number, Buyer shall pay an amount equal to the 2009 Earn-Out Payment by wire transfer of immediately available funds to such bank account or accounts designated by the Sellers’ Representative for further distribution by the Sellers’ Representative to the Sellers in accordance with the Pro Rata Percentage for each Seller. For the avoidance of doubt, in no event shall the amount of either the 2008 Earn-Out Payment or the 2009 Earn-Out Payment exceed $1,500,000. Notwithstanding the foregoing, if a Change of Control Event occurs prior to (i) December 31, 2008, Buyer upon the effective date of such Change of Control Event shall either (A) cause Buyer’s obligations under this Section 3.6 to be assumed by the purchaser of the Company or the Company’s successor or assign, as applicable, in such Change of Control Event, or (B) pay an amount equal to $3,000,000 by wire transfer of immediately available funds to such bank account or accounts designated by the Sellers’ Representative for further distribution to the Sellers by the Sellers’ Representative in accordance with the Pro Rata Percentage for each Seller or (ii) after December 31, 2008 and prior to December 31, 2009, Buyer upon the effective date of such Change of Control Event shall either (A) cause Buyer’s obligations under this Section 3.6 to be assumed by the purchaser of the Company or the Company’s successor or assign, as applicable, in such Change of Control Event, or (B) promptly pay an amount equal to $1,500,000 by wire transfer of immediately available funds to such bank account or accounts designated by the Sellers’ Representative for further distribution to the Sellers by the Sellers’ Representative in accordance with the Pro Rata Percentage for each Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
     The Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except for those representations and warranties that are made as of a particular date), as follows:
     4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all corporate power and authority to own, lease, and operate its properties and to carry on its business as it is presently being conducted and to enter into this Agreement and each of the other Operative Documents to which it is a party and to carry out its obligations hereunder and thereunder. Except as listed in Schedule 4.1(a), neither the Company nor any of its Subsidiaries requires a foreign qualification to do business in any other jurisdictions in which it conducts business. The Company has delivered to Buyer complete and correct copies of the articles of incorporation and bylaws (or other constitutive documents), stock ledger and minute books as in effect on the date hereof for the Company and each of its Subsidiaries. The stock ledgers of the Company and each of its Subsidiaries are complete, accurate and current and the minute books of the Company and each of its Subsidiaries are complete, accurate and current in all material respects. Schedule 4.1(b) sets forth the current officers and directors of the Company and each of its Subsidiaries.
     4.2 Authority; Binding Agreements. The execution and delivery of this Agreement and the Operative Documents to which the Company is a party, and the consummation of the transactions contemplated by this Agreement and the Operative Documents to which the Company is a party, have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Operative Documents to which it is a party. This Agreement and the other Operative Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by the Company. This Agreement is, and the other Operative Documents upon the execution and delivery thereof will be (assuming the valid authorization, execution and delivery of the Agreement and the other Operative Documents by the other parties hereto and thereto), valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
     4.3 Conflicts; Consents. Neither the execution and delivery of this Agreement nor any of the other Operative Documents, the consummation of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions of this Agreement or the other Operative Documents will violate any law, statute, rule, regulation, Order or writ applicable to the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ properties or assets or (a) conflict with, (b) result in any breach of any of the terms, conditions or provisions of, (c) constitute a default (whether with notice or lapse of time, or both) under, (d) result in a violation of, (e) give any third party the right to modify, terminate, cancel or accelerate any obligation under or (f) result in the creation or imposition of any Lien upon any asset of the Company or any of its Subsidiaries under, the provisions of the articles of incorporation, bylaws or other constitutive documents of the Company or its Subsidiaries or any note, bond, mortgage, indenture, Existing Contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which any asset of the Company or any of its Subsidiaries is bound, or any law, statute, Order, rule or regulation to which the Company, or any of its Subsidiaries, or any asset of the Company, or any asset of its Subsidiaries, is subject. Except as set forth on Schedule 4.3, no consent, authorization or approval by, or any notification of or filing with any Person, court or administrative or other Governmental Authority is required in connection with the execution, delivery and performance by the Company of this Agreement or any of the other Operative Documents to which it is a party, or the consummation of the transactions contemplated by this Agreement or the other Operative Documents.
     4.4 Capitalization; Title to Shares; Subsidiaries.
          (a) The Company’s authorized capital stock consists solely of 9,500,000 shares of Voting Common Stock, no par value, and 1,000,000 shares of Non-Voting Common Stock, no par value. As of the date hereof, (i) 2,730,209 shares of Voting Common Stock are issued and outstanding, (ii) 776,934 shares of Non-Voting Common Stock are issued and outstanding, (iii) 729,994 shares of Voting Common Stock are reserved for issuance by the Company in respect of the New Company Shares, (iv) there are 3,062,800 shares of Voting Common Stock underlying outstanding Employee Options and 1,037,200 shares of Voting Common Stock reserved for future issuance under the Company’s Stock Option Plan, and (v) no shares of Voting Common Stock and no shares of Non-Voting Common Stock are held by the Company as treasury shares. All outstanding shares of Voting and Non-Voting Common Stock are and will on the Closing Date be validly issued, fully paid and non-assessable. The New Company Shares will, on the Closing Date, be validly issued, fully paid and non-assessable.
          (b) Schedule 4.4(b) is a true and complete list as of the date hereof, and as of the Closing Date, of (i) all issued and outstanding shares of Common Stock and the names and number of Shares owned by each Shareholder, and (ii) all Employee Options, indicating with respect to each Option Holder the number of shares of Common Stock subject to such Employee Option, the exercise price and the date of grant. Each Shareholder owns of record and beneficially the number of Shares set forth next to such Shareholder’s name on Schedule 4.4(b).
          (c) The Company has not issued any securities in violation of any preemptive or similar rights. Except as set forth on Schedule 4.4(c), there are no outstanding: (i) securities convertible into or exchangeable for any shares of capital stock or other securities of the Company; (ii) subscriptions, options, “phantom” stock rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from the Company any shares of capital stock or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of capital stock of the Company; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any membership or other interests, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of the Company or granting to any Person any right to participate in the equity or income of the Company or to participate in or direct the election of any director or officer of the Company or the manner in which any shares of capital stock or other securities of the Company are voted; or (iv) rights of any Person to be paid as if he, she or it were a holder of equity or shares of capital stock of the Company or securities convertible into or exchangeable for equity or shares of capital stock of the Company, including, without limitation, “phantom” stock and stock appreciation rights. Except as set forth on Schedule 4.4(c), there are no shares of capital stock or other securities of the Company reserved for issuance for any purpose and the Company is not a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock or other securities of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock or other securities of the Company.
          (d) Schedule 4.4(d) sets forth a true and complete list of all direct or indirect Subsidiaries of the Company. Except as set forth on Schedule 4.4(d), neither the Company nor any of its Subsidiaries, directly or indirectly, own or have any interest in the capital stock or any other ownership interest in any Person. Schedule 4.4(d) shows for each Subsidiary: (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock, membership or other interests or other securities of each Subsidiary; and (iii) the identity of and number of shares of such capital stock, membership or other interests or other securities owned (of record and beneficially) by each holder thereof.
          (e) Each Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization, with full power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted. Each Subsidiary is licensed or qualified to transact business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each of the jurisdictions indicated in Schedule 4.4(d), which are the only jurisdictions wherein, because of the business conducted there or the nature of its properties there, such Subsidiary would be required to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Change.
          (f) All shares of capital stock, membership or other interests or other securities of each Subsidiary issued and outstanding are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.4(f), no preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, of any Subsidiary are authorized, issued or outstanding.
          (g) Except as set forth on Schedule 4.4(g), there are no outstanding: (i) securities convertible into or exchangeable for any shares of capital stock, membership or other interests or other securities of any Subsidiary; (ii) subscriptions, options, “phantom” stock rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from any Subsidiary any capital stock, membership interests or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of membership or other interests or securities of any Subsidiary; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock, membership or other interests, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of any Subsidiary or granting to any Person any right to participate in the equity or income of any Subsidiary or to participate in or direct the election of any officer of any Subsidiary or the manner in which any capital stock, membership or other interests or other securities or any Subsidiary are voted; or (iv) rights of any Person to be paid as if he, she or it were a holder of equity, capital stock or membership interests in any Subsidiary or securities convertible into or exchangeable for equity, capital stock or membership interests in any Subsidiary, including, without limitation, “phantom” stock and stock appreciation rights. Except as set forth on Schedule 4.4(g), there are no shares of capital stock, membership or other interests or other securities of any Subsidiary reserved for issuance for any purpose and no Subsidiary is a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock, membership or other interests or other securities of such Subsidiary, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock, membership or other interests or other securities of such Subsidiary.
     4.5 Liens. Except as set forth on Schedule 4.5, the Company and each of its Subsidiaries have good and marketable title to, or a valid and subsisting leasehold interest in their assets and properties, free and clear of all Liens, and the consummation of the transactions contemplated by this Agreement will not give rise to any Lien on such assets or properties. As of the date hereof and, after giving effect to the Company’s contribution of the TradeHelm Assets to TradeHelm, as of the Closing Date, the assets and properties of the Company and its Subsidiaries, including their respective Intellectual Property, constitute all of the assets, tangible and intangible, real and personal of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company and its Subsidiaries.
     4.6 Financial Information. The Company has provided to Buyer copies of the Company’s (a) unaudited balance sheet as of December 31, 2007 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the twelve (12) month period then ended, and (b) balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2006 and 2005. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (collectively, the “Financial Statements”) (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects), (ii) fairly present in all material respects the Company’s or its Subsidiaries’ financial condition, results of operations and cash flows as of the times and for the periods covered thereby, and (iii) have been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate). All projections, estimates, financial plans or budgets previously delivered to or made available to Buyer were based upon reasonable assumptions in light of all material facts and circumstances at the time made and were provided to Buyer in good faith.
     4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries have any Liabilities, other than (a) Liabilities for future performance under the Existing Contracts and the Permits, (b) Liabilities set forth on the Latest Balance Sheet (including the footnotes thereto) and adequately reserved against therein in accordance with GAAP, (c) Liabilities otherwise disclosed herein or on the face of the Schedules and (d) Liabilities of a similar nature to those set forth on the Latest Balance Sheet (including the footnotes thereto) which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or an environmental Liability under any Environmental Law).
     4.8 No Change. Except as set forth on Schedule 4.8, since June 30, 2007, the Company and its Subsidiaries (a) have operated in the Ordinary Course of Business and there has not been any occurrence, event, incident, action, failure to act or transaction with respect to the Company or its Subsidiaries which is outside the Ordinary Course of Business or which has had or would be reasonably likely to have a Material Adverse Change; (b) have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business; (c) have not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses pertaining to the Business) either involving more than $200,000 or outside the Ordinary Course of Business; (d) have not made any capital expenditures outside the Ordinary Course of Business; (e) have not experienced any damage, destruction or loss (whether or not covered by insurance) to its properties or assets; (f) have not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return or claim for refund, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, claim, agreement, settlement, surrender, consent or other action would have the effect of increasing the Company’s or any of its Subsidiaries’ Liability for Taxes for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date; (g) have not committed to pay any bonus or to make any equity grant or granted any increase in base compensation or employee benefits to its employees or other service providers outside of the Ordinary Course of Business; (h) have not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or similar Existing Contract for the benefit of any of its employees or other service providers (or taken any such action with respect to any Benefit Plan); (i) paid, discharged or satisfied any Liability other than the payment, discharge or satisfaction of Liabilities incurred in the Ordinary Course of Business; (j) prepaid any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred, or not paid when due, any account payable, or sought the extension of the payment date of any account payable; (k) permitted or allowed any of its assets or properties to be subjected to any Liens; (l) written off as uncollectible any notes or accounts receivable; (m) canceled any debts or waived any claims or rights other than in the Ordinary Course of Business; or (n) have not made any commitment or agreement to do any of the foregoing.
     4.9 Taxes. Except as set forth on Schedule 4.9:
          (a) All material federal, state, local and foreign Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed when due (taking into account all valid extensions of due dates) and all such Tax Returns are true, correct and complete in all material respects. All Taxes, whether or not shown to be due and payable on any Tax Returns, owed by, or with respect to, each of the Company and its Subsidiaries, on or before the date hereof, have been timely paid in full.
          (b) The Company and its Subsidiaries have complied in all respects with all Applicable Law and agreements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Applicable Law and agreements, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any past or present employee, independent contractor, creditor, member, consultant, stockholder or other third party.
          (c) No deficiencies for any federal, state, local or foreign Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries that remain unpaid or unresolved. No Tax Proceeding relating to the Company or any of its Subsidiaries is currently pending or is threatened. No issue has been raised by a Governmental Authority in any prior Tax Proceeding which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent period. Any adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service which adjustment is required to be reported to the appropriate state, local or foreign Governmental Authority has been so reported.
          (d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than the current consolidated group) or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor.

          (e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transactions” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. The Company and its Subsidiaries have disclosed on their federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (f) Neither the Company nor any of its Subsidiaries has agreed, or is required or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) in a Post-Closing Tax Period.
          (g) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to the Company or any of its Subsidiaries and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect the liability for Taxes of the Company or any of its Subsidiaries after the Closing Date.
          (h) All Tax Returns filed by, or with respect to, each of the Company and its Subsidiaries for Tax years through the Tax year ended December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law has expired. No waivers of statutes of limitation are in effect in respect of any Taxes and neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
          (i) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies or was intended to qualify as a Tax-free transaction under Section 355 of the Code.
          (j) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) the application of the long-term method of accounting on or prior to the Closing Date, (iv) any agreement with a Governmental Authority entered into on or prior to the Closing Date, or (v) the receipt of prepaid amounts on or prior to the Closing Date.
          (k) Other than Greenline Financial Technologies, Ltd. formed under the laws of the United Kingdom (sometimes referred to as the “Foreign Subsidiary”), none of the Subsidiaries is a foreign corporation for federal income Tax purposes. Neither the Company nor any of its Subsidiaries would be required to include any amounts in income under Section 951 of the Code or Section 78 of the Code (as a result of the application of Section 960 of the Code) with respect to the Foreign Subsidiary were the taxable year of the Foreign

Subsidiary deemed to close on the Closing Date. The Foreign Subsidiary is not a passive foreign investment company within the meaning of Section 1297 of the Code. All transactions between the Company and its Subsidiaries, on the one hand, and the Foreign Subsidiary, on the other hand, are in compliance with Section 482 and the Treasury Regulations issued thereunder.
          (l) Neither the Company nor any of its Subsidiaries is a party to or is member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.
          (m) Schedule 4.9(m) lists all jurisdictions (whether foreign or domestic) in which the each of the Company and its Subsidiaries pay Taxes and the nature of the Taxes paid by each of the Company and its Subsidiaries. No claim has ever been made by a Governmental Authority in a jurisdiction where neither the Company nor its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim.
          (n) The Company has delivered to Buyer true, correct and complete copies of all Income Tax Returns and material sales and use Tax Returns and property Tax Returns for the last three years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to, each of the Companies and its Subsidiaries with respect to such Taxes for the last five (5) taxable years.
          (o) No power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company or any of its Subsidiaries.
          (p) Neither the Company nor any of its Subsidiaries has any corporate acquisition indebtedness as described in Section 279 of the Code.
          (q) Except as set forth on Schedule 4.9(q), since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) made, rescinded or changed any material Tax election or adopted or changed any method of accounting, (ii) entered into any settlement of or compromise of any material Tax liability, (iii) changed any annual accounting period, (iv) entered into a closing agreement, (v) surrendered any right to any material Tax refund or (vi) filed any amended Tax return or refund claim with respect to any material Tax.
          (r) The reserve for unpaid Taxes in the Latest Balance Sheet (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) is a full and adequate reflection of all material accrued and unpaid Taxes of the Company and its Subsidiaries as of December 31, 2007. Since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred or accrued any liability for Taxes of any nature (whether matured, unmatured, fixed or contingent) except for those Taxes incurred or accrued in the Ordinary Course of Business, other than such Taxes that may arise from the TradeHelm Spinoff.
          (s) No Seller is a “foreign person” as that term is defined in Section 1445(f)(3) of the Code. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     4.10 Intellectual Property.
          (a) Schedule 4.10(a) sets forth a true and complete list of all products (including Software) and services that are currently sold, offered for sale, or under development by the Company and its Subsidiaries as of the Closing Date.
          (b) The use of the Company Technology and the operation of the Business do not infringe upon, violate or constitute a misappropriation of the Intellectual Property of any third party, and, to the Company’s Knowledge, the operation of the Business, as presently conducted and as presently proposed to be conducted, will not infringe upon, violate or misappropriate the Intellectual Property of any third party. Except as set forth on Schedule 4.10(b), no action or Proceeding has been instituted (or, to the Company’s Knowledge, threatened), and none of the Company, its Subsidiaries or their predecessors have received any communication, alleging any such infringement, violation or misappropriation (including any claim or suggestion that the Company, its Subsidiaries or their predecessors must license or refrain from using any Intellectual Property of any third party). Except as set forth on Schedule 4.10(b), neither the Company nor any Subsidiary is party to any pending Proceeding alleging that any Person has infringed, violated, misused or misappropriated any Intellectual Property of the Company, its Subsidiaries or their predecessors and to the Company’s Knowledge, no third party has infringed, violated, misused or misappropriated any Intellectual Property of the Company, its Subsidiaries or their predecessors.
          (c) Except as set forth on Schedule 4.10(c), there are no pending or, to the Company’s Knowledge, threatened Proceedings or litigation or other adverse claims by any Person challenging the use or ownership rights of the Company or any Subsidiary in any Company Technology, or asserting any opposition or interference with respect to, or invalidity, abandonment, unenforceability or infirmity of, any Company Technology, nor, to the Company’s Knowledge, does any basis exist for any such claim.
          (d) Schedule 4.10(c) sets forth a true and complete list of each registration of or application for registration of Intellectual Property which has been issued to or filed by the Company, its Subsidiaries or their predecessors or to a third party on behalf of the Company, its Subsidiaries or their predecessors (collectively, the “Registered Intellectual Property”) and identifies the applicable jurisdiction, status, application or registration number, date of application, registration or issuance and all upcoming due dates and filing deadlines up to and including the date that is six (6) months from the date hereof, as applicable. The Company has delivered to Buyer correct and complete copies of all such registrations and applications and has delivered to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Registered Intellectual Property. With respect to each item of Registered Intellectual Property required to be set forth in Schedule 4.10(c); (i) such Registered Intellectual Property has not been abandoned or canceled and is valid, enforceable, unexpired and in full force and effect; (ii) such Registered Intellectual Property is not subject to any outstanding Order; and (iii) such Registered Intellectual Property has been maintained effective by all requisite filings, renewals and payments.

          (e) Schedule 4.10(e) sets forth a true and complete list of (i) all licenses, sublicenses and other agreements, permissions or arrangements to which the Company, its Subsidiaries or their predecessors is a party and pursuant to which any Person is authorized to have access to, or use of, any Company Technology, or to exercise any other right with regard thereto (the “Company Licenses”) and (ii) excluding any commercially available, off-the-shelf licenses with an individual value not in excess of five thousand dollars ($5,000), all items of Company Technology that any third party owns and that the Company, its Subsidiaries or their predecessors use or is authorized to use pursuant to license, sublicense or other agreement, permission or arrangement (together with the Company Licenses set forth in clause (i), the “Intellectual Property Licenses”). The Company has delivered to Buyer correct and complete copies of all such Intellectual Property Licenses (as amended to date.) Each of the Intellectual Property Licenses is a legal, valid and binding obligation of the Company or its Subsidiaries and relevant other parties thereto, enforceable in accordance with its terms; to the Company’s Knowledge, no party to such Intellectual Property Licenses which are material to the Company or its Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or its Subsidiaries or permit termination by any Person, thereunder; and no notice of default with respect to any Intellectual Property License has been sent or received by the Company.
          (f) All of the Company Technology (including, without limitation, the Registered Intellectual Property), is owned by the Company or its Subsidiaries free and clear of all Liens or licensed to the Company or its Subsidiaries pursuant to the Intellectual Property Licenses set forth in Schedule 4.10(e), without payment of royalty with respect to any of them, except any payments as set forth in the pertinent Intellectual Property License(s).
          (g) Except as set forth on Schedule 4.10(e), none of the Company, its Subsidiaries or their predecessors has granted, licensed, sublicensed, assigned, transferred or otherwise conveyed any right or interest in any Company Technology to any Person, and no other Person has any right or interest (contingent or otherwise) in the Company Technology.
          (h) Except as set forth on Schedule 4.10(h) and Schedule 4.10(k), the execution and delivery of this Agreement and performance of the obligations of the Sellers and the Company hereunder and under the other Operative Documents will not result in a default under or require the consent of any other Person in respect of any Intellectual Property License, or otherwise result in a loss or diminution of any rights of the Company or its Subsidiaries in or to the Company Technology.
          (i) The Company, its Subsidiaries and their predecessors have taken all reasonable measures to protect the secrecy, confidentiality and value of the Company Technology, including, without limitation, requiring all applicable employees, consultants, contractors and other Persons with access to the Company Technology to execute binding confidentiality agreements, substantially in the form set forth on Schedule 4.10(i), and, to the Company’s Knowledge, no such employee, consultant, contractor or other Person is in breach of or has within the past five (5) years violated any material term of any such confidentiality agreement.

          (j) The Company, its Subsidiaries and their predecessors have secured valid and binding written assignments or obligations to assign substantially in the form set forth on Schedule 4.10(j), from all employees, consultants, contractors and other Persons who contributed to the creation or development of any Intellectual Property on behalf of the Company, its Subsidiaries or their predecessors, of all rights to such contributions that the Company, its Subsidiaries or their predecessors do not already own by operation of law.
          (k) Except as set forth on Schedule 4.10(k), no current or former employee, consultant or contractor of the Company, its Subsidiaries or their predecessors has any interest in any Company Technology, and no claim asserting such an interest has been made or, to the Company’s Knowledge, threatened by any such employee, consultant or contractor against the Company, its Subsidiaries or their predecessors.
          (l) The Company Proprietary Software functions substantially in conformance with the published specifications related thereto and with all warranties, representations and other descriptions conveyed by the Company, its Subsidiaries or their predecessors to their customers.
          (m) Other than in the Ordinary Course of Business, none of the Company, its Subsidiaries or their predecessors has entered into any contract to indemnify any other Person against any claim that the Company Technology infringes the Intellectual Property Rights, or other proprietary rights, of a third party.
          (n) Immediately subsequent to the Closing, all Company Technology will be owned or available for use by the Company or its Subsidiaries in the Business in the same manner as presently conducted and as presently proposed to be conducted, on terms and conditions identical to those under which the Company or the applicable Subsidiary owned or used such Company Technology immediately prior to the Closing.
          (o) Except as set forth on Schedule 4.10(o), the Company Proprietary Software has not been delivered or made available to any Person (other than the Company and employees of the Company as required for their provision of services to the Company) in Source Code form, and the Company has not agreed to or undertaken to provide the Company Proprietary Software in Source Code form to any Person. Except as set forth on Schedule 4.10(o), there are no third parties entitled to: (i) be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the Source Code for the Company Proprietary Software or (ii) receive the Source Code for the Company Proprietary Software (including without limitation, receiving the Source Code as a result of an event (including a change of control of ownership of the Company, bankruptcy of the Company or otherwise) under an escrow arrangement or otherwise) and the Source Code for the Company Proprietary Software has been in the possession of only those parties set forth in Schedule 4.10(o).
          (p) The Company Proprietary Software does not contain any viruses, time-bombs, key-locks or any other devices that would materially disrupt or interfere with the operation of the Company Proprietary Software or the integrity of the data, information or signals produced by the Company Proprietary Software.

          (q) Except as set forth on Schedule 4.10(q), the Company Technology owned by the Company or a Subsidiary does not include any Publicly Available Software and none of the Company, its Subsidiaries or their predecessors have used Publicly Available Software, in whole or in part, in the development of any part of the Company Proprietary Software or the Company Technology owned by the Company or a Subsidiary in a manner that may subject such Company Proprietary Software or the Company Technology, in whole or in part, to all or part of the license obligations applicable to any Publicly Available Software.
          (r) The Company’s, its Subsidiaries’ and each of their predecessors’ practices are and have always been in compliance in all material respects with (i) their then current privacy policies and (ii) their customers’ or any other Person’s privacy policies when required to do so by contract. Neither the Company nor any of its Subsidiaries has received a notice of noncompliance relating to this Section 4.10(r).
          (s) The Company, its Subsidiaries and each of their predecessors have implemented commercially reasonable practices designed to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.
          (t) Schedule 4.10(t) and Schedule 4.14(a) set forth a true and complete list of all Contracts pursuant to which the Company or its Subsidiaries has any current development, hosting or other professional services obligations. Except as set forth on Schedule 4.10(e), Schedule 4.10(t) and Schedule 4.14(a), neither the Company nor its Subsidiaries has entered into any Contract requiring the Company or its Subsidiaries to provide custom coding, Software development or other custom development with respect to any product or service developed, manufactured, sold, licensed, leased or delivered by the Company or its Subsidiaries to a third party related to any Company Technology in the Business as presently conducted.
     4.11 Litigation, Etc. Except as set forth on Schedule 4.11, there are no Proceedings (i) pending or, to the Company’s Knowledge, threatened at any time during the three (3) years prior to the date of this Agreement, whether at law or in equity, or before or by any Governmental Authority against the Company or any of its Subsidiaries, or otherwise involving any products, assets, liabilities, properties or actions of or sold by the Company or any of its Subsidiaries, or (ii) pending or, to the Company’s Knowledge, threatened against any Seller, officer, director or employee of the Company or any of its Subsidiaries in connection with the officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company or its Subsidiaries. Except as set forth on Schedule 4.11, there are no pending judgments, decrees, injunctions or Orders, or arbitration awards against or affecting the Company or any of its Subsidiaries.
     4.12 Employees; Labor Matters. Schedule 4.12 sets forth a true and complete list of each executive and manager of the Company and its Subsidiaries with the job title, location of service, date of commencement of service, 2007 base compensation and target bonus, and anticipated 2008 base compensation and target bonus for each such executive and manager. To the Company’s Knowledge, no such executive or manager has any present intention to terminate his or her employment with the Company or its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Company’s Knowledge, is anticipated with respect to any employee of the Company or any of its Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Company’s Knowledge, anticipated with respect to any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”). There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past four years and, to the Company’s Knowledge, no facts exist that could reasonably be expected to give rise to such claims or actions. The Company and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Company’s Knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.
     4.13 Benefit Plans.
          (a) Schedule 4.13(a) sets forth a true and complete list of all Benefit Plans. No Benefit Plan is mandated by a government other than the United States or is subject to the laws of a jurisdiction outside of the United States.
          (b) The Company has delivered to Buyer: (i) copies of all material documents setting forth the terms of each Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the Internal Revenue Services’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.
          (c) None of the Company, its Subsidiaries or any ERISA Affiliate has any obligation to contribute to or directly or indirectly, has any Liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.
          (d) With respect to each of the Benefit Plans: (i) each Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the Internal Revenue Service will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any related material penalty or Tax Liability; (ii) all payments required by each Benefit Plan, any collective bargaining agreement or other agreement, or by Applicable Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in compliance in all material respects with the provisions of each of the Benefit Plans, Applicable Law and GAAP; (iii) no proceeding has been threatened, asserted, instituted or, to the Company’s Knowledge, is anticipated against any of the Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Benefit Plans; (iv) each Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code; (v) neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to the Benefit Plans and no such “prohibited transaction” with respect to the Benefit Plans is reasonably expected to occur as a result of any action or inaction by the Company, its Subsidiaries or, to the Company’s Knowledge, any third party, which could give rise to any material penalty or Tax Liability; (vi) no Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; (vii) with respect to each Benefit Plan that is funded mostly or partially through an insurance policy, to the Company’s Knowledge, none of the Company, its Subsidiaries or any ERISA Affiliate has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such Liability with respect to periods through the Closing; and (viii) no Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or similar state insurance law.
          (e) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any Liability under any Benefit Plan, including, without limitation, Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.
          (f) To the Company’s Knowledge, none of the Company, its Subsidiaries, any ERISA Affiliate, or any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan.
          (g) Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. Each Employee Option (i) has an exercise price at least equal to the fair market value of the Company’s Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Employee Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Employee Options have been issued in compliance in all material respects with all Applicable Laws and properly accounted for in all material respects in accordance with GAAP.
          (h) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Benefit Plan purposes. The Company and its Subsidiaries have no material Liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Law.
     4.14 Contracts.
          (a) Schedule 4.14(a) lists the following contracts, agreements, or arrangements (whether written or oral) to which the Company or one of its Subsidiaries is a party or which relate to the Business: (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person; (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three (3) months, result in a loss, or involve consideration in excess of $100,000; (iii) any agreement binding on the Company, any of its Subsidiaries, or any of their respective employees, officers or directors concerning confidentiality or nondisclosure; (iv) any agreement which prohibits or restricts the Company or any of its Subsidiaries from freely engaging in business (including the Business) anywhere in the world; (v) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $100,000 or providing severance benefits; (vi) any contract relating to Indebtedness, if any, of the Company or any of its Subsidiaries; (vii) any guaranty or undertaking to be liable for the Indebtedness of others; (ix) any agreement under which the consequences of a default or termination could result in a cost or Liability to the Company or its Subsidiaries in excess of $100,000; (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 per annum for the Company or any of its Subsidiaries; (xi) any agreement relating to ownership of or investments in any Person (including investments in joint ventures and minority equity investments); (xii) all agreements relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries and all other agreements affecting the Company’s or any of its Subsidiaries ability to use or disclose any Intellectual Property; (xiii) all software maintenance and support contracts; and (xiv) all other agreements which are material to the Company or any of its Subsidiaries, or which are required for the continued operation of the Business in the Ordinary Course of Business.
          (b) The Company has delivered to Buyer an accurate and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement listed on Schedule 4.14(a). With respect to each such agreement: (i) the agreement is in full force and effect; (ii) the agreement will continue to be legal, valid, binding, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) except as set forth on Schedule 4.14(b), neither the Company nor any of its Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; (iv) except as set forth on Schedule 4.14(b), to the Company’s Knowledge the other party to such agreement is not in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (v) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.
          (c) Except as set forth on Schedule 4.14(c), no consent or notice of any third party is required under any Existing Contract for the consummation of the transactions contemplated hereby.
          (d) Schedule 4.14(d) sets forth the customer name, the service period start and end date and annual fees for each maintenance and/or support contract of the Company and its Subsidiaries.

     4.15 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.15(a) sets forth an accurate and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”), pursuant to which the Company or its Subsidiaries holds a leasehold or subleasehold estate in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business. The Company has delivered to Buyer an accurate and complete copy of the Leases (including any and all amendments thereof), and in the case of any oral Lease, a written summary of the terms of such Lease. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all Leases to which it is a party (assuming due performance by the other parties thereto). All improvements made by or on behalf of the Company and its Subsidiaries on the real property leased by them have been made or performed in accordance with all Applicable Laws. Except as set forth on Schedule 4.15(a), all portions of those buildings and structures leased by the Company or the Subsidiaries are in good condition of maintenance and repair and are adequate, sufficient and suitable for their present uses and purposes.
          (b) Except as set forth on Schedule 4.15(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor, to the Company’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) neither the Company nor any of its Subsidiaries have received notice that a security deposit or portion thereof has been deposited with respect to such Lease or has been applied in respect of a breach or default under such Lease which has not been re-deposited in full; (v) there are no disputes with respect to such Lease; and (vi) neither the Company nor any of its Subsidiaries have assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.
     4.16 Compliance with Laws. Except as set forth on Schedule 4.16, the Company, each of its Subsidiaries and all operations relating to the Business have been and are in compliance in all material respects with all Applicable Laws to its business or operations. Without limiting the generality of the foregoing, there is not and never has been any Environmental Condition: (i) at the premises at which the Business has been conducted by the Company, any of its Subsidiaries or any of their predecessors, (ii) (A) at any property owned, leased, occupied or operated at any time by the Company or any of its Subsidiaries or (B) at any property owned, leased, occupied or operated at any time by any Person controlled by the Company, any of its Subsidiaries or any predecessor of any of them in connection with the Business, or (iii) at any property at which wastes have been deposited or disposed by, from or at the behest or direction of any of the foregoing in connection with the Business, nor has the Company or any Subsidiary received written notice of any such Environmental Condition. Notwithstanding the foregoing, the representations set forth in this Section 4.16 shall not apply to any matter that is specifically addressed by any other representation or warranty in this ARTICLE IV. By way of example of the preceding sentence, the Company’s compliance with any Applicable Laws related to Permits shall exclusively be governed by Section 4.18, without reference or duplication of the representations and warranties set forth in this Section 4.16.
     4.17 Insurance. The Company has delivered to Buyer accurate and complete copies or schedules of all policies of insurance covering occurrences or claims made on or prior to the date hereof and maintained by the Company or its Subsidiaries. All of the Company’s and its Subsidiaries’ insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies and all billings for premiums with respect to such insurance have been paid. Neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs.
     4.18 Permits. Schedule 4.18 sets forth a complete list of all Permits that the Company and its Subsidiaries presently hold, and the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions thereof. Such Permits are in full force and effect, free from material violations, and the assets and properties of the Company and its Subsidiaries are being used in all material respects in accordance with all such Permits. The Company and its Subsidiaries have all Permits necessary to operate the Business on the real property leased or subleased by it except for such incidental Permits which would be readily obtainable by the Company without material burden or expense. No suspension or cancellation of any of the Company’s or its Subsidiaries’ Permits is pending or, to the Company’s Knowledge, threatened.
     4.19 Brokers. Except as set forth on Schedule 4.19, no agent, broker, investment banker, person or firm acting on behalf of the Company, any of the Company’s Affiliates or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by this Agreement.
     4.20 Customer Contracts. None of the obligations of any of the customers of the Company or its Subsidiaries are subject to any valid rights of offset on account of events occurring prior to Closing. Neither the Company nor any of its Subsidiaries have notice of any customer either planning to terminate any of its contracts with the Company or any of its Subsidiaries, or requesting an audit as relates to any of its contracts with the Company or its Subsidiaries. Except as set forth on Schedule 4.20, none of the Company’s customers has made, or has threatened, any material claim against the Company or its Subsidiaries.
     4.21 Customers. The Company has provided Buyer with a materially accurate and complete list of the names and addresses of all customers of the Company and its Subsidiaries (on a consolidated basis by dollar volume of sales to such customers) for the fiscal year ended December 31, 2007. Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries have received any written notice from any material customer of the Company or its Subsidiaries to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company or its Subsidiaries, and there are no disputes with any material customer of the Company or its Subsidiaries.

     4.22 Accounts Receivable. Each accounts and notes receivable (whether current or non-current) of the Company and its Subsidiaries, including trade account receivables outstanding as of the Closing Date and any other rights to receive payment in respect of services and/or sales by the Company and its Subsidiaries prior to the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms and, to the Company’s Knowledge, is not subject to any valid counterclaim or setoff.
     4.23 Banking Information. Schedule 4.23 accurately lists the names and addresses of every bank or other financial institution in which the Company or any Subsidiary maintains an account or in which an account is maintained for the benefit of the Company or any Subsidiary (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto.
     4.24 Unlawful Payments. The Company and its Subsidiaries have not, and no officer, member, manager, agent, employee or other Person acting on their behalf has, in the course of his or her actions for or on behalf of the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person.
     4.25 Affiliate Transactions. Except as set forth on Schedule 4.25 or those between the Company and any of its wholly-owned Subsidiaries or between or among the Company’s wholly-owned Subsidiaries, there are no agreements, commitments or other transactions between the Company or any of its Subsidiaries, on the one hand, and any officer, director, equity holder (including any of the Sellers), any respective family member of any of the foregoing, Affiliate of the Company or any of its Subsidiaries, on the other hand.
     4.26 TradeHelm Assets. Schedule 4.26 contains a complete and accurate list of all assets, properties and rights of TradeHelm, and an accurate description of the business and operations currently conducted or proposed to be conducted by TradeHelm. TradeHelm does not have any Liabilities, other than Liabilities under the Contribution Agreement and in respect of the TradeHelm Assets, or employees.
     4.27 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or any Operative Document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by the Company contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Company has provided Buyer with accurate and complete copies of all documents listed or described in the Schedules hereto.
     4.28 Sole Representations and Warranties. The Company shall not be deemed to have made to the Buyer any representation or warranty other than as expressly made in this ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller, severally and not jointly, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
     5.1 Authority; Binding Agreements. Such Seller has the requisite power and authority to execute and deliver this Agreement and the Operative Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Operative Documents to which such Seller is a party have been, or will be, duly executed and delivered by such Seller and upon delivery, will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.
     5.2 Conflicts, Consents. Neither the execution, delivery or performance by such Seller of this Agreement, nor any of the other Operative Documents to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority or any other Person, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which such Seller is a party or by which any of such Seller’s properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to such Seller, or any of such Seller’s properties or assets.
     5.3 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of such Seller, threatened against such Seller that could reasonably be expected to adversely affect such Seller’s performance under this Agreement or prevent or materially delay the Closing. Such Seller is not subject to any outstanding order, writ, injunction or decree that could materially and adversely affect such Seller’s performance under this Agreement.
     5.4 Title. Each Seller that is a Shareholder owns, of record and beneficially, as of the date hereof and will own, of record and beneficially, immediately prior to the Closing, the number of Shares as are set forth next to such Seller’s name on Schedule 4.4(b). Each Seller that is an Option Holder has been issued the number of Employee Options set forth on Schedule 4.4(b). Except as set forth on Schedule 4.4(b), there are no outstanding shares of Common Stock or any other rights or other commitments entitling such Seller to purchase or acquire any shares of capital stock of the Company or any security convertible into or exchangeable for shares of capital stock of the Company, nor has such Seller entered into any agreement with respect to any of the foregoing. There are no irrevocable proxies and no voting agreements to which such Seller is a party with respect to any shares of the capital stock or other voting securities of the Company held by such Seller.
     5.5 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or any Operative Document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to

Buyer or its representatives by such Seller contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.
     5.6 Sole Representations and Warranties. Such Seller shall not be deemed to have made to the Buyer any representation or warranty other than as expressly made in this ARTICLE V.
     5.7 Brokers. No agent, broker, investment banker, person or firm acting on behalf of such Seller, any of such Seller’s Affiliates or under the authority of such Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Sellers and the Company, as of the date hereof and as of the Closing Date, as follows:
     6.1 Organization and Power. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     6.2 Authority; Binding Agreements. The execution and delivery of this Agreement and the other Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Operative Documents to which it is a party have been duly and validly authorized by all necessary entity action on the part of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Operative Documents to which it is a party. This Agreement and the other Operative Documents to which it is a party have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement is, and the other Operative Documents to which it is a party upon the execution and delivery thereof will be, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.
     6.3 Conflicts; Consents. The execution and delivery of this Agreement, the Operative Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions of this Agreement and the other Operative Documents to which it is a party, do not and will not (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer, (b) constitute a breach of, or default (whether with notice or lapse of time, or both) under, or, result in the termination or cancellation of or acceleration of the performance required by, or require any consent, authorization or approval under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets, are bound or affected, or (c) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Buyer or its properties or assets. No consent or approval by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by Buyer of this Agreement, the other Operative Documents to which it is a party or the consummation of the transactions contemplated by this Agreement or the other Operative Documents to which it is a party.
     6.4 Litigation, Etc. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or Holdings that would reasonably be expected to adversely affect Buyer’s performance under this Agreement or prevent or materially delay the Closing. Neither Buyer nor Holdings is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to affect Buyer’s performance under this Agreement.
     6.5 Brokers. Buyer has no liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
     6.6 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement or any Operative Document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to the Company, the Sellers or their representatives by the Buyer contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.
     6.7 Sole Representations and Warranties. The Buyer shall not be deemed to have made to the Sellers and the Company any representation or warranty other than as expressly made in this ARTICLE VI.
ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS
     7.1 Expenses. The Sellers shall bear their (and the Company’s) costs, fees and expenses, including attorney, investment banker, broker, accountant and other representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby, in each case, except to the extent such costs, fees and expenses are included as a Liability of the Company in the calculation of Net Working Capital. Buyer shall bear its own costs, fees and expenses, including attorney, investment banker, broker, accountant and other representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby.
     7.2 Conduct of Business Pending Closing.
          (a) From the date of this Agreement until the Closing Date, except as contemplated herein, including the TradeHelm Spinoff, and except as otherwise expressly consented to in advance by Buyer in writing, the Company shall, and the Sellers shall cause the Company and each of its Subsidiaries to (i) not sell, transfer or otherwise dispose of any of its assets except the sale of goods and services in the Ordinary Course of Business, (ii) maintain in the Ordinary Course of Business the operations of the Company and its Subsidiaries prior to the Closing Date and shall conduct and operate the Company and its Subsidiaries in the Ordinary Course of Business (including timely payment of accounts payable, purchase of inventory, performance of all necessary maintenance and repairs, making capital expenditures and collection of accounts receivable), (iii) take all measures consistent with the Company’s Ordinary Course of Business to preserve and maintain in good repair and condition all of its assets and properties, (iv) not modify or negotiate the terms of any material contracts, including, without limitation, the Leases, (v) not take any action to amend the articles of incorporation, bylaws or other constitutive documents of the Company or its Subsidiaries, (vi) not issue, sell or otherwise dispose of any of its authorized but unissued capital stock, redeem any issued and outstanding capital stock of the Company or its Subsidiaries or issue any option to acquire capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, (vii) not declare or pay any dividend or make any other distribution in cash or property on the Company’s capital stock, (viii) not, directly or indirectly, cause or permit any state of affairs, action or omission that constitutes, or could lead to, a Material Adverse Change, (ix) preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and good will with its suppliers, customers, distributors and any others with whom or with which it has business relations, (x) not enter into any employment contract with any officer or employee, modify the terms of any existing employment contract or make any loan to or enter into any transaction of any other nature with any of the Company’s or its Subsidiaries’ officers or employees or other service providers, (xi) not commit to pay any bonus, pension, retirement allowance, severance, or termination pay or grant any equity compensation or any increase in base compensation or employee benefits to its employees outside of the Ordinary Course of Business, (xii) not enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, severance or similar Existing Contract for the benefit of any of its employees or other service providers (or take any such action with respect to any Benefit Plan, except as may be required to ensure such Benefit Plan’s compliance with Applicable Law), (xiii) hire any new employees, except in the Ordinary Course of Business with respect to employees with an annual base salary and incentive compensation opportunity not to exceed $100,000, (xiv) maintain and not allow to lapse or become abandoned or grant any exclusive rights in and to any material Intellectual Property of the Company, (xv) maintain in effect all material insurance policies, including the payment of all premiums as they become due, (xvi) not make any Tax election or rescind or change any Tax election or adopt or change any method of accounting, not enter into any settlement of or compromise any material Tax liability, not change any annual Tax accounting period, not enter into a closing agreement for any Tax, not surrender any right to any Tax refund, not file any amended Tax Return or refund claim with respect to any Tax, or not prepare any Tax Return that is filed before the Closing Date in a manner inconsistent with prior practices applicable to the preparation of such Tax Returns, and (xvii) not take any action inconsistent with this Agreement or with the consummation of the Closing.
          (b) The Sellers and Buyer shall (i) confer on a regular basis with the other parties, (ii) report (to the extent permitted by Applicable Law and any applicable confidentiality agreement) to the other parties on operational matters of the Company and its Subsidiaries and (iii) promptly advise the other parties orally and in writing of (A) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect such that the conditions set forth in Section 8.1(d) or Section 8.2(a) would not be satisfied, (B) the failure by it (1) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (2) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, (C) any change, event or circumstance that would reasonably be expected to have a material adverse effect on such party or on its ability to consummate transactions contemplated hereby in a timely manner, (D) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (E) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated hereby or (F) the commencement of any Proceeding or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to ARTICLE IV or which relates to the consummation of the transactions contemplated hereby. Any written notices by the Company or the Sellers shall be in the form of a supplement or amendment to the applicable representations and warranties (including the applicable section of the disclosure schedules), provided that such supplement or amendment reflects matters arising from events that occur after the date hereof and prior to or on the Closing Date and not arising from a breach of this Agreement. Any information disclosed in such supplement or amendment pursuant to this Agreement shall not affect (i) any Seller’s liability with respect to any statement in any representation and warranty made by the Company or such Seller in this Agreement that was inaccurate when made on the date hereof, and (ii) Buyer’s right to indemnification under Section 9.2.
     7.3 Access and Information. From the date of this Agreement until the first to occur of the Closing Date or the termination of this Agreement, the Company shall permit Buyer and its Representatives to make all investigations and inspections of the Company and its Subsidiaries, the books and records of the Company and its Subsidiaries and all other documents and information requested by Buyer related to the Company or its Subsidiaries, to inspect and make copies of contracts, and as to the employees and the Existing Contracts as Buyer reasonably deems necessary. This access and investigation shall be made upon reasonable notice and at reasonable places and times.
     7.4 Public Announcements. Buyer may issue a press release or other announcement of this Agreement, the other Operative Documents and the transactions contemplated hereby and thereby in such form as shall be determined by Buyer in its sole discretion, provided that Buyer shall provide the Sellers’ Representative with the contents of any such press release and a reasonable opportunity to comment thereon prior to its public release, except to the extent that a requirement of any Applicable Law renders it impracticable to consult with Sellers’ Representative in advance of such release. None of the Company, its Subsidiaries, the Sellers or their respective Affiliates, officers, members, employees or agents shall issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to this Agreement, the other Operative Documents or the transactions contemplated hereby or thereby, without the prior review and written consent of Buyer in each specific instance.
     7.5 Exclusivity. Between the date hereof and the Closing Date, neither the Company, its Subsidiaries, nor the Sellers shall, nor shall they permit any of their respective officers, directors, affiliates, agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage inquiries or proposals or conduct or engage in any discussions or negotiations to enter into any agreement or understanding, with any other person or entity relating to a merger, business combination, recapitalization or similar corporate event involving the Company or its Subsidiaries, or relating to the sale of any of the capital stock of the Company or any material portion of the assets of the Company or its Subsidiaries or (ii) disclose any nonpublic information relating to the Company or its Subsidiaries (except as may be required by Applicable Law (after consultation with Buyer)), or afford access to the properties or the books and records of the Company or its Subsidiaries, to any other person or entity that may be considering any such transaction. The Company shall promptly notify Buyer of its receipt of any inquiries or proposals regarding any such transaction.
     7.6 Fulfillment of Obligations and Further Assurances. The Sellers shall, and the Sellers shall cause the Company to, perform all of the covenants and agreements contained in this Agreement and the Operative Documents to which it is a party. The Sellers shall, and the Sellers shall cause the Company to, and the Company shall, take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations of Buyer contained in this Agreement, and the Sellers shall cause the Company to refrain from, and the Company shall refrain from, taking or failing to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. The Buyer shall perform all of the covenants and agreements contained in this Agreement and the Operative Documents to which it is a party. The Buyer shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations of the Seller contained in this Agreement, and the Buyer shall refrain from, taking or failing to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. The parties hereto agree to execute and deliver such instruments, and take such other actions, as may reasonably be required after the Closing to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.
     7.7 Covenant Not to Compete. As a material inducement to cause Buyer to enter into this Agreement, each Restricted Seller, agrees that for a period of five (5) years from and after the Closing Date, such Restricted Seller will not engage, in any region of the world where the Business is currently conducted, whether as an officer, director, consultant, advisor, agent, employee, partner, member, stockholder, participant, owner, lender, guarantor, investor or otherwise, directly or indirectly in a Competing Business; provided, however, that engagement in a Competing Business for purposes of this Section 7.7 shall not include: (i) ownership of the Restricted Shares or (ii) ownership of less than 1% of the outstanding stock of any publicly traded corporation that otherwise would be considered a Competing Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the Restricted Sellers and Buyer agree that this Section 7.7 shall automatically be deemed modified to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     7.8 Non-Solicitation. (a)  Each Seller agrees that for a period of three (3) years after the Closing Date (the “Non-Solicit Term”), such Seller shall not, directly or indirectly, (i) contact or solicit any customer of the Company or its Subsidiaries for the purpose of (A) diverting or influencing any such customer to purchase any products or services from a Competing Business or (B) marketing, selling, distributing or providing any product or service that is, or is proposed to be, marketed, sold, distributed or provided by the Company or its Subsidiaries as of the Closing Date (or that was contemplated as of such date); (ii) interfere with, disrupt or attempt to disrupt, any present or prospective relationship, contractual or otherwise, between the Company or its Subsidiaries and any vendor, supplier, dealer, distributor, customer, employee, consultant or other Person having business dealings with the Company or its Subsidiaries; or (iii) except for the Persons identified on Appendix 7.8, hire or solicit for employment as an employee or consultant or in any similar capacity any person who is or was an employee or director of, or advisor or consultant to, the Company or any of its Subsidiaries at the Closing or at any time during the twelve (12) months preceding the Closing, without the written consent of Buyer. Notwithstanding the foregoing, upon a Change of Control Event, the Non-Solicit Term will be reduced from three (3) years from the Closing Date to two (2) years from the Closing Date.
     (b) Each of the Buyer and the Company agree that for a period of two (2) years after the Closing Date, each of the Buyer and the Company shall not, and they shall cause their respective Affiliates not to, directly or indirectly, hire or solicit for employment as an employee or consultant or in any similar capacity any person identified on Appendix 7.8, without the written consent of TradeHelm.
     7.9 Confidential Information. No Seller nor any of its Affiliates shall at any time use or disclose to or for the benefit of any Person other than Buyer, the Company or the Subsidiaries, any information, knowledge or data relating to the Business (including, without limitation, information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals), whether or not marked or otherwise identified as confidential or secret. Notwithstanding the foregoing, this covenant shall not apply to: (i) information, knowledge or data that is or becomes generally available to the public other than as a result of disclosure by a Seller, (ii) information, knowledge or data that is rightfully disclosed to the Seller by a third-party, or (iii) information, knowledge or data solely related to the TradeHelm Assets.
     7.10 Acknowledgments. Each Seller acknowledges that, in view of the nature of the Business and the business objectives of Buyer in entering into this Agreement and the transactions contemplated hereby, the restrictions contained in Sections 7.7, 7.8, and 7.9 are reasonably necessary to protect the legitimate business interests of Buyer, the Company and the Subsidiaries and that any violation of such restrictions will result in irreparable injury to Buyer, the Company and the Subsidiaries for which damages will not be an adequate remedy. Each Seller therefore acknowledges that, if any such restrictions are violated, without limiting any other remedy that may be available at law or equity, Buyer and/or the Company, the Subsidiaries and any of their Affiliates shall be entitled to preliminary and injunctive relief against such Seller. Each of the Buyer and the Company acknowledges that, in view of the nature of the transactions contemplated hereby, the restrictions contained in Section 7.8(b) are reasonably necessary to protect the legitimate business interests of TradeHelm, and that any violation of such restrictions will result in irreparable injury to TradeHelm, for which damages will not be an adequate remedy. Each of the Buyer and the Company therefore acknowledges that, if any such restrictions are violated, without limiting any other remedy that may be available at law or equity, TradeHelm shall be entitled to preliminary and injunctive relief against the Buyer and/or Company.
     7.11 Seller Release. Except for (i) any claims arising under this Agreement, which shall be exclusively governed by ARTICLE IX, (ii) any obligations for accrued but unpaid compensation and benefits that are owed by the Company or the Subsidiaries to any Seller, (iii) any rights such Seller may now have or ever has had in its capacity, if applicable, as a director, officer, employee or agent of the Company or the Subsidiaries to be indemnified against liabilities, or to benefit from provisions limiting such Seller’s liability, to the extent provided in the Company’s organizational documents or any indemnification agreements entered into between the Company and such Seller, or (iv) rights and claims arising under the Operative Documents, effective as of the Closing, each Seller on behalf of itself and each of its Affiliates hereby releases and forever discharges the Company, each of its Subsidiaries and their respective officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events occurring on or prior to the Closing.
     7.12 Transfer of Title. The Sellers shall, at any time from and after the Closing, upon the request of Buyer and at Buyer’s expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in Buyer good title to all of the Shares and the New Company Shares, free and clear of all Liens.
     7.13 Interim Financial Statements and Reports. As promptly as practicable and in any event no later than thirty (30) days after the end of each calendar month ending after the date hereof and before the Closing Date (other than the last calendar month), the Company will deliver to Buyer true and complete copies of the unaudited balance sheet of the Company and its Subsidiaries and the related statement of profit and losses for the Company and its Subsidiaries as of and for such calendar month and the portion of the fiscal year then ended together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements. As promptly as practicable, the Company will also deliver to Buyer true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared by the Company and its Subsidiaries.
     7.14 Delivery of Estimated Net Working Capital. Not less than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver a copy of the Estimated Net Working Capital to Buyer.

     7.15 Delivery of TradeHelm Valuation. Not less than five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver a copy of an appraisal of the fair market value of TradeHelm rendered by an accounting or investment banking firm of recognized national standing who is reasonably acceptable to Buyer (the “TradeHelm Valuation”). If Buyer disagrees with or has any comments in respect of all or any portion of the TradeHelm Valuation, the Sellers’ Representative shall, and shall request the accounting or investment banking firm that rendered the TradeHelm Valuation to, work together diligently and in good faith with Buyer with a view to resolving such differences and addressing such comments prior to the Closing Date. Promptly thereafter, but in no event less than one (1) Business Day prior to the Closing Date, the Sellers’ Representative shall cause such accounting or investment banking firm to reissue the TradeHelm Valuation in a manner that properly reflects all resolutions agreed to by Buyer and such accounting or investment banking firm.
     7.16 WARN Act. With respect to all employees of the Company and its Subsidiaries, the Company and/or any of its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its Subsidiaries, and Buyer shall have no responsibility or liability under the WARN Act (or any other similar statute or regulation) with respect to such employees. Schedule 7.16 contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the ninety (90) day period prior to the date of this Agreement. Schedule 7.16 shall be updated immediately prior to the Closing with respect to the ninety (90) day period prior to the Closing. Prior to the Closing, the Company agrees to provide any notice required under the WARN Act to any employee of the Company or its Subsidiaries as may be reasonably requested by Buyer in writing.
     7.17 Company 401(k) Plans. If requested by Buyer in writing at least five (5) days prior to the Closing, the Company shall terminate any and all Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Closing. In the event that Buyer requests that such 401(k) plan(s) be terminated, the Company shall provide Buyer with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing. In the event the Company terminates any 401(k) plan hereunder, Buyer shall, as of the Closing Date, cover the Company’s employees who were participating in such terminated plan under the 401(k) plan of Buyer or Holdings in effect as of the Closing Date.
     7.18 Section 280G Approval. Prior to the Closing Date, the Company shall submit to the Company’s Shareholders for approval, meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the applicable rulings and final regulations thereunder. Prior to the Closing, the Company shall deliver to Buyer certification that (a) the Company Shareholder vote was solicited in conformity with Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder and the requisite Company Shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company Shareholder vote, or (b) that the Company Shareholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent that they would cause any amounts to constitute Section 280G Payments, pursuant to waivers of those payments and/or benefits duly executed by the affected individuals prior to the Company stockholder vote. The Company shall forward to Buyer prior to submission to the Company’s stockholders copies of all documents prepared by the Company in connection with this Section 7.18.
     7.19 Continued Indemnification. All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company as provided in the organizational documents of the Company as in effect on the date hereof shall survive the Closing for a period of at least six (6) years after the Closing Date (or, in the event any relevant claim is asserted or made within such six year period, until final disposition of such claim) with respect to matters occurring at or prior to the Closing Date, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 7.19.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement and close the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless (subject to Section 13.7) waived (in whole or in part) in writing by Buyer:
          (a) Approvals. All authorizations, consents, filings and approvals disclosed on Schedule 4.3 shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.
          (b) Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority.
          (c) Material Adverse Change. There shall not have been any Material Adverse Change.
          (d) Representations, Warranties and Covenants. The representations and warranties of the Company and the Sellers contained in this Agreement shall be accurate and complete in all material respects as of the Closing Date as though made on and as of such date (except for those representations and warranties that are made as of a particular date) and shall not contain any untrue statement or omit to state any material fact necessary in order to make the statements and information contained therein not misleading (except that such representations and warranties which are qualified as to materiality shall be accurate and complete in all respects), and the Company and the Sellers shall have performed and complied in all respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by them hereunder on or prior to the Closing.
          (e) Accounts. Buyer shall have received evidence that all authorized signatories on accounts, safe deposit boxes, lockboxes and other depositories of funds of the Company and its Subsidiaries are only Persons designated by Buyer.
          (f) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate executed by the Secretary of the Company dated as of the Closing Date, certifying that the attached thereto are true and complete copies of (i) the Company’s articles of incorporation, (ii) the Company’s bylaws, (iii) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereby and thereby, (iv) the resolutions of the Shareholders authorizing the execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereby and thereby and (v) a certificate of good standing (or similar certificate) for the Company issued by the Secretary of State of the State of Illinois.
          (g) FIRPTA Affidavit. The Company shall deliver an affidavit executed by an officer of the Company dated as of the Closing Date, in a form and substance required under the United States Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(2), stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (h) Proprietary Information and Non-Competition Agreements. Buyer and each employee of the Company shall have entered into a Proprietary Information and Non-Competition Agreement in the form attached hereto as Exhibit C (the “Proprietary Information and Non-Competition Agreements”), and such agreement shall be in full force and effect at and as of the Closing, without amendment or modification.
          (i) Resignations. Buyer shall have received resignations, effective as of the Closing Date in form and substance satisfactory to Buyer, of all directors and, to the extent requested in writing by Buyer within two (2) Business Days prior to the Closing Date, any officer of the Company and its Subsidiaries (other than the Foreign Subsidiary).
          (j) Board Minutes of the Foreign Subsidiary. Buyer shall have received minutes of the board of directors of the Foreign Subsidiary, duly adopted and effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer, containing resolutions authorizing (i) the appointment of directors designated by Buyer not less than two (2) Business Days prior to the Closing Date and (ii) immediately after such appointment, the resignation of Braden Janowski as a director of the Foreign Subsidiary.

          (k) Stock Certificates. The Shareholders shall have delivered to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and the Company shall have delivered to Buyer stock certificates representing all of the New Company Shares.
          (l) Legal Opinion. Reed Smith LLP, legal counsel to the Company and the Sellers, shall deliver an opinion, in the form of Exhibit C hereto, to Buyer, dated as of the Closing Date.
          (m) Operative Documents. Buyer shall have received copies of each Operative Document to which it is a party duly executed by each of the other parties thereto.
          (n) Release of Encumbrances. The Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the termination and release of all Liens on the assets and properties of the Company or any of its Subsidiaries and of the termination of any related financing statements.
          (o) TradeHelm Valuation. The TradeHelm Valuation shall be delivered to Buyer.
          (p) Stock Options. There shall not be outstanding any Employee Option (other than Employee Options that will automatically terminate upon consummation of the Closing in accordance with Section 2.8).
          (q) Transition Services. TradeHelm shall have duly executed and delivered to Buyer a Transition Services Agreement, dated as of the Closing Date, in the form of Exhibit D hereto.
          (r) Updated Schedules. Buyer shall not have determined, in its sole and absolute discretion, that as a result of any information disclosed in the supplemented or amended Schedules delivered by the Company or any Seller pursuant to Section 7.2(b) that it is inadvisable for Buyer to consummate the transactions contemplated by this Agreement.
     8.2 Conditions to Obligations of The Sellers. The obligations of the Sellers to perform this Agreement and close the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless (subject to Section 13.7) waived in writing (in whole or in part) by the Sellers’ Representative.
          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be accurate and complete in all material respects on and as of the Closing Date and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information of Buyer contained in ARTICLE VI herein not misleading, and Buyer shall have performed and complied in all respects with all covenants and agreements and conditions required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.
          (b) Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
          (c) Buyer’s Certificate. Buyer shall have delivered to the Sellers’ Representative a certificate of a duly authorized officer of Buyer, in a form satisfactory to the Sellers’ Representative, dated as of the Closing Date, certifying that the attached thereto are true and complete copies of the resolutions of Buyer’s board of directors or of a special committee of the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereby and thereby.
          (d) Operative Documents. Such Seller shall have received copies of each Operative Document to which it is a party duly executed by each of the other parties thereto.
ARTICLE IX
INDEMNITY
     9.1 Survival. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date until eighteen (18) months after the Closing Date, other than the representations contained in (i) Sections 4.1, 4.2, 4.4, 4.19, 5.1, 5.4, 6.1, 6.2 and 6.5, which shall survive indefinitely and (ii) Sections 4.9, 4.13, 4.16, 4.25 and 4.26, which shall survive until sixty (60) days following the expiration of all statutes of limitations applicable to the matters covered thereby, including any extensions thereof (the representations and warranties referred to in clauses (i) and (ii) of this Section 9.1, and the representations and warranties set forth in Section 4.10, are collectively referred to as the “Excepted Matters”); provided, however,  that representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims. Covenants and other agreements contained in this Agreement shall survive the Closing. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
     9.2 Sellers’ Indemnification. Subject to the provisions of this ARTICLE IX, the Sellers, jointly and severally, shall indemnify and hold harmless Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates, stockholders, partners, members, directors, officers, employees and other agents and representatives from and against any and all direct and indirect liabilities, judgments, claims, suits, proceedings, settlements, losses, damages, fees, Liens, Taxes, penalties, interest obligations, expenses (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) whether or not involving a third party (collectively, “Losses”) incurred or suffered by any such person (the “Buyer Indemnified Parties”) arising from, by reason of or, in connection with (a) any misrepresentation or breach of any representation or warranty of the Company or the Sellers contained in this Agreement (other than the representations and warranties in

ARTICLE V) or any certificate or other document or agreement delivered by the Company or the Sellers pursuant to this Agreement; (b) the nonfulfillment by the Company or the Sellers of any covenant or agreement made by the Company or the Sellers in this Agreement or any other Operative Document; or (c) the Benefit Plans, including without limitation, the Company’s 401(k) plan(s). Subject to the provisions of this ARTICLE IX, the Sellers, severally and not jointly, shall indemnify and hold harmless the Buyer Indemnified Parties, from and against any and all Losses incurred or suffered by any such person arising from, by reason of or, in connection with any misrepresentation or breach of any representation or warranty of such Seller contained in ARTICLE V of this Agreement.
     9.3 Buyer’s Indemnification. Subject to the provisions of this ARTICLE IX, Buyer shall indemnify and hold harmless the Sellers, and their respective Affiliates, directors, officers, employees and other agents and representatives from and against any and all Losses incurred or suffered by any such person (the “Seller Indemnified Parties”) arising from, by reason of or in connection with (a) any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement or any document delivered by Buyer pursuant to this Agreement; or (b) the nonfulfillment by Buyer of any covenant or agreement made by Buyer in this Agreement or any other Operative Document.
     9.4 Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give notice in writing (a “Claim Notice”) to (i) Buyer, in the case of an indemnification claim pursuant to Section 9.2, or (ii) the Sellers’ Representative, in the case of an indemnification claim pursuant to Section 9.3 (“Indemnifying Party”), in either case as promptly as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this ARTICLE IX, provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding with counsel of its choice satisfactory to the Indemnified Party, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (c) the Proceeding involves only a claim for money damages and no other relief, and (d) the Indemnifying Party conducts the defense of the Proceeding in a reasonable manner. The Indemnifying Party shall not compromise or settle such Proceeding without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. In all other cases the Indemnified Party may defend the Claim or Proceeding with counsel of its choosing at the reasonable expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such

Proceeding defended by the Indemnifying Party and any appeal arising therefrom. The parties shall cooperate with each other in connection with any defense and in any notifications to insurers. If the Indemnifying Party fails to notify the Indemnified Party within the fifteen (15) day period that it will, or otherwise fails to, assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the reasonable expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.
     9.5 Adjustment. The parties to this Agreement agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
     9.6 Interest. Indemnifiable amounts shall bear simple interest at 7.5% per annum (payable on the basis of actual days elapsed) from the date the Loss arises to the date the claim is actually paid. All interest accrued in accordance with this Section 9.6 on a Loss shall itself form part of the Loss and shall be subject to indemnification as set forth in this ARTICLE IX.
     9.7 Limitations.
          (a) Notwithstanding anything to the contrary in Section 9.2, except for Losses in respect of the Excepted Matters or resulting from fraud or intentional misrepresentation, the Sellers shall have no obligation to indemnify any Buyer Indemnified Party for Losses under Section 9.2(a): (i) unless the aggregate amount of the Losses suffered by Buyer Indemnified Parties exceeds on a cumulative basis an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), in which event the Sellers shall (subject to the following sub-clause (ii)) be liable for the full amount of such Losses, including the amount initially excluded hereunder, or (ii) in an amount exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate.
          (b) Notwithstanding anything to the contrary in Section 9.2, except for Losses resulting from fraud or intentional misrepresentation, the Sellers shall have no obligation to indemnify any Buyer Indemnified Party for Losses in respect of (i) any misrepresentation or breach of any representation or warranty set forth in Section 4.10, (A) unless the aggregate amount of the Losses suffered by Buyer Indemnified Parties under this Agreement exceeds on a cumulative basis an amount equal to the Basket, in which event the Sellers shall (subject to the following sub-clause (B)) be liable for the full amount of such Losses, including the amount initially excluded hereunder, or (B) in an amount exceeding Seven Million Dollars ($7,000,000) in the aggregate; and (ii) Section 9.2(c) unless the aggregate amount of the Losses suffered by Buyer Indemnified Parties under this Agreement exceeds on a cumulative basis an amount equal to the Basket, in which event the Sellers shall be liable for the full amount of such Losses, including the amount initially excluded in the Basket.
          (c) All claims for indemnification against the Sellers first shall be satisfied out of amounts included in the Escrow Amount, and next from cancellation of Restricted Shares that have not been delivered to the Sellers in accordance the following sentence and, thereafter, by the Sellers jointly and severally, in cash. If the amount of aggregate Losses hereunder shall exceed the Escrow Amount, Buyer shall satisfy any unpaid indemnification claim against the Sellers by cancelling a number of Restricted Shares (to the extent such Restricted Shares have not already been delivered to the Sellers in accordance with Section 2.7) equal to the aggregate dollar amount of the unpaid indemnification claim divided by an amount equal to the last reported sales price of one share of Holdings’ Common Stock on the Nasdaq Global Select Market on the date immediately preceding the date such Restricted Shares are cancelled. The Sellers acknowledge and agree that Buyer’s exercise of its rights under the Escrow Agreement and cancellation of Restricted Shares in accordance with the preceding sentence shall not limit any Buyer Indemnified Party’s right to recover any amounts owed to it that exceed the Escrow Amount and the value of the undelivered Restricted Shares that are cancelled.
          (d) Notwithstanding anything to the contrary contained in Section 9.3, except for Losses in respect of the Excepted Matters or resulting from fraud or intentional misrepresentation, Buyer shall have no obligation to indemnify any Seller Indemnified Party for Losses under Section 9.3(a): (i) unless the aggregate amount of the Losses suffered by the Seller Indemnified Parties exceeds on a cumulative basis an amount equal to Two Hundred Fifty Thousand Dollars ($250,000), in which event Buyer shall (subject to the following sub-clause (ii)) be liable for the full amount of such Losses, including the amount initially excluded hereunder, or (ii) in an amount exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate.
          (e) For purposes of determining whether there has been any inaccuracy or breach of any representation or warranty and the amount of any Loss that is the subject matter of a claim for indemnification under this ARTICLE IX, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Change or other similar qualification contained in such representation or warranty.
          (f) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for (i) any punitive damages of such other Person (provided that such limitation shall not apply to circumstances involving fraud or the willful misrepresentation or willful breach of any representation or warranty hereunder) and (ii) any Losses that are included in the calculation of Net Working Capital as finally determined pursuant to ARTICLE III.
          (g) The amount of any Losses payable by the Sellers shall be net of (i) amounts actually recovered under applicable insurance policies from any other third party with indemnification or contribution obligations (all such amounts, “Third Party Payments”), and (ii) any actual Tax savings realized by the Buyer Indemnified Parties resulting from or arising from the incurrence or payment of any such Losses, after taking into account all the other tax benefit items available to the Buyer Indemnified Parties. If (i) any Buyer Indemnified Party receives any Third Party Payments subsequent to an indemnification payment by the Sellers in respect of the Claim giving rise to the Third Party Payments and (ii) such Third Party Payments, together with the indemnification payments made by the Sellers to the Buyer Indemnified Parties, in respect of such Claim exceed the amount of Losses suffered by the Buyer Indemnified Parties in respect of such Claim, then such Buyer Indemnified Party shall promptly reimburse the Sellers’ Representative (for further distribution to the Sellers in accordance with their Pro Rata Percentages) for any payment made by the Sellers to any Buyer Indemnified Person in connection with providing such indemnification payment up to the lesser of (x) the Third Party Payment actually received by such Buyer Indemnified Party, (y) the aggregate amount paid by the Sellers to such Buyer Indemnified Party in respect of the applicable Claim, and (z) the difference, if a positive number, between the sum of the Third Party Payments and indemnification payments made by the Sellers in respect of such Claim less the aggregate amount of Losses suffered by the Buyer Indemnified Persons in respect of the applicable Claim. The parties agree to treat the payments by the Sellers as adjustments to the Purchase Price. In the event, any payments by the Sellers are treated as taxable to any Buyer Indemnified Party, the Sellers shall increase the payments to such Buyer Indemnified Party by such amount so that on an after-Tax basis such Buyer Indemnified Party is left with an amount equal to the Loss for which the Sellers are making indemnification.
          (h) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person under this ARTICLE IX for (i) any punitive damages of such other Person and (ii) any Losses that are included in the calculation of Net Working Capital as finally determined pursuant to ARTICLE III.
     9.8 Further Limits on Indemnification. Except as provided in Section 7.10 or with respect to any intentionally wrongful or fraudulent act or omission of the Sellers or the Company, the Buyer acknowledges and agrees that its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. Notwithstanding any provision of this Agreement to the contrary, except with regard to any to any intentionally wrongful or fraudulent act or omission of the Sellers or the Company, in no event shall any Seller be liable for Losses in an aggregate amount which exceeds that portion actually received by such Seller pursuant to this Agreement of the (i) Cash Consideration, (ii) the fair market value of the Restricted Shares determined by reference to the last reported sales price of Holdings’ Common Stock on the Nasdaq Global Select Market on the date immediately preceding the date such Restricted Shares are to be cancelled, (iii) the amount of 2008 Earn-Out Payment, if any, and (iv) the amount of 2009 Earn-Out Payment, if any. Notwithstanding any other provision of this Agreement, nothing herein shall be interpreted to allow a Buyer Indemnified Party to be indemnified more than once for the same Loss.
     9.9 Tax Indemnity.
          (a) The Sellers shall be jointly and severally responsible for and shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of, resulting from or otherwise related to (i) Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) Taxes imposed on the Company or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law) as a result of any of those corporations (or any predecessor) having been a member of any affiliated, consolidated, combined or unitary group at any time prior to the Closing, and Taxes of any Person otherwise imposed on the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (iii) any breach of or inaccuracy in any of the representations or warranties contained in Section 4.9, (iv) any failure of the Sellers to comply with their covenants, agreements or obligations under Section 7.2(a)(xvi) or ARTICLE X, (v) Taxes imposed on the Company or any of its Subsidiaries for any Post-Closing Tax Period as a result of any Tax Sharing Agreement entered into by the Company or any of its Subsidiaries (or any predecessor) prior to the Closing, and (vi) Taxes imposed on the Company or any of its Subsidiaries as a result of the TradeHelm Spinoff, provided, however, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties for any Taxes under this Section 9.9(a) except to the extent such Taxes exceed the existing balance (if any) of the Adjusted Tax Reserve. For the avoidance of doubt, without limiting the foregoing, the Sellers shall not be liable for any Taxes attributable to the Company or any of its Subsidiaries in a Post-Closing Tax Period as a result of the conversion by the Company or any of its Subsidiaries in a Post-Closing Tax Period from the cash method of accounting to the accrual method of accounting, provided that there has been no breach of or inaccuracy in the representation contained in Section 4.9(f).
          (b) Each Seller shall pay to Buyer any amount required to be paid by it pursuant to Section 9.9(a) within the later of (x) five (5) days after the Sellers’ Representative receives written notice from any Buyer Indemnified Party requesting such payment and (y) two (2) days prior to the date that the indemnified Tax or related expense is required to be paid. The amount of indemnification for Taxes or related expense pursuant to Section 9.9(a) shall be computed without regard to the Excluded Tax Benefits and without regard to the set-off or other utilization of any loss, deduction or Tax credit of any Buyer Indemnified Party realized in, or attributable to, a Post-Closing Tax Period and any net operating losses, capital losses or Tax credits of any Buyer Indemnified Party from a Pre-Closing Tax Period. Notwithstanding any other provision of this Agreement, Section 9.9(a) shall not be interpreted to allow a Buyer Indemnified Party to be indemnified more than once for the same Loss.
          (c) Notwithstanding anything in this Agreement to the contrary, the procedural provisions of this Section 9.9 shall govern all claims for indemnification with respect to Taxes.
          (d) Any claim for indemnification under this Section 9.9 shall be brought prior to the date that is sixty (60) days after the expiration of any applicable statute of limitations (including all periods of extension, whether automatic or permissive) for the assessment of Tax that gives rise or is related to the Loss which is the subject of the indemnification claim and shall thereupon expire, except to the extent that a claim for indemnification has been asserted in writing prior to such expiration (in which event the claim for indemnification shall survive until such claim has been resolved).
ARTICLE X
TAX MATTERS
     10.1 Allocation of Tax Liability. In the event Applicable Law does not require or permit the parties to this Agreement to close state, local or foreign Tax periods as of the close of the Closing Date, the allocation of Tax liability between the Pre-Closing Tax Period and the Post-Closing Tax Period comprising a Straddle Period shall be made in accordance with this Section 10.1 as follows:

          (a) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Tax Period or Post-Closing Tax Period included in the Straddle Period shall be determined by closing the books of the applicable corporation as of the close of the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year; and
          (b) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period, and the amount of such Taxes attributable to any Post-Closing Tax Period included in a Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in such Straddle Period.
     10.2 Filing and Payment Responsibility.
          (a) Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company and its Subsidiaries for, or that include, Pre-Closing Tax Periods that are required to be filed after the Closing Date. Buyer shall provide, or cause to be provided, to the Sellers’ Representative a copy of each Income Tax Return for such period no less than twenty (20) days prior to filing such Tax Return, shall permit Sellers’ Representative to review and comment on such Tax Return, and shall make such revisions to such Tax Return as are reasonably requested by the Sellers’ Representative to the extent such revisions relate to Taxes of any Pre-Closing Tax Period, except (i) where a contrary position is required by Applicable Law, (ii) to the extent such comments, if incorporated in any such Tax Return, would cause such Tax Return to be prepared in a manner inconsistent with past Tax Returns, or (iii) to the extent such comments, if incorporated in any such Tax Return, could reasonably be expected to have an adverse effect (relative to the benefit to Sellers resulting from incorporating such comments in such Tax Return) on the liability for Taxes of Buyer, the Company or any of its Subsidiaries, or any other Affiliate of Buyer in any Post-Closing Tax Period.
          (b) Not later that two (2) Business Days prior to the due date for payment of Taxes for any Pre-Closing Tax Period, the Sellers shall pay to Buyer an amount equal to the Taxes for the Pre-Closing Tax Period (as determined in the case of any Straddle Period in Section 10.1), provided, however, the Sellers shall be obligated to pay such Taxes only to the extent such Taxes exceed the existing balance (if any) of the Adjusted Tax Reserve. For the avoidance of doubt, the amount of Taxes for Pre-Closing Tax Periods owed by the Sellers shall be computed without regard to the Excluded Tax Benefits. If any Tax Return for, or that includes, a Pre-Closing Tax Period is filed on extension and at the time of filing of any such Tax Return the actual amount of such Taxes due that relates to the Pre-Closing Tax Period exceeds the amount previously determined to be due pursuant to the first sentence of this Section 10.2(b), the Sellers shall pay an amount equal to such excess Taxes, but only to the extent the additional amount due exceeds the then existing balance (if any) in the Adjusted Tax Reserve. If any Tax Return for, or that includes, a Pre-Closing Tax Period is filed on extension and at the time of filing of any such Tax Return the actual amount of Taxes due that relates to the Pre-Closing Tax Period is less than the amount previously determined to be due pursuant to the first sentence of this Section 10.2(b), Buyer shall pay, or cause to be paid, the amount of such excess Tax payment to the Sellers to the extent such excess Tax payment was paid by the Sellers and shall increase the Adjusted Tax Reserve to the extent the amount of such excess Tax payment previously reduced the Adjusted Tax Reserve.
     10.3 Conduct of Tax Proceedings.
          (a) Buyer shall promptly notify the Sellers’ Representative in writing upon receipt by Buyer, the Company or any of its Subsidiaries of a written notice of any pending or threatened Tax Proceeding for which the Sellers may have liability pursuant to this Agreement; provided, however, no failure or delay by Buyer to provide notice of a Tax Proceeding shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the Sellers are actually prejudiced thereby. Except as otherwise provided herein, the Sellers’ Representative shall have the right to control the conduct of any Tax Proceeding for which the Sellers are liable under Section 9.9(a) for any Tax payable with respect to any Pre-Closing Tax Period, by notifying Buyer in writing within ten (10) days (or such shorter period as may be required by the notice of the Tax Proceeding) from the receipt from Buyer of the notice described in the first sentence of this Section 10.3(a) of its intention to assume control of the conduct of such Tax Proceeding, provided (i) the Sellers have acknowledged in writing their indemnification obligation for such Taxes to the extent the Tax Proceeding is resolved against the Company or any of its Subsidiaries and (ii) the Sellers have provided evidence reasonably satisfactory to Buyer of their ability to fulfill their indemnification obligations. Buyer and the Sellers’ Representative shall cooperate with each other in the conduct of any Tax Proceeding. The Sellers’ Representative shall keep Buyer informed by providing Buyer with all written materials relating to such Tax Proceeding received from the relevant Governmental Authority, (ii) Buyer shall be entitled to participate (at its own expense) in any Tax Proceeding, including having an opportunity to comment on any written materials prepared in connection with any Tax Proceeding and attending any conferences relating to any Tax Proceeding and (iii) the Sellers’ Representative shall not compromise or settle any Tax Proceeding, without obtaining Buyer’s prior written consent which shall not be unreasonably withheld (or delayed).
          (b) If the Sellers’ Representative shall elect in writing not to control or participate in the control of the conduct of a Tax Proceeding described in Section 10.3(a), or otherwise fail to take control of a Tax Proceeding which it is entitled to control, Buyer shall have the right to control the conduct of such Tax Proceeding; provided, however, that Buyer shall keep the Sellers’ Representative informed of all developments.
          (c) Buyer shall have the right to control the conduct of any Tax Proceeding involving a Straddle Period. The Sellers’ Representative may participate in any such Tax Proceeding at its own expense and the Sellers’ Representative shall be kept informed of the progress of such Tax Proceeding. The Sellers’ Representative’s consent shall be required prior to the settlement of any Tax Proceeding relating to a Straddle Period, which consent shall not be unreasonably withheld (or delayed).

          (d) In the event the resolution of all or a portion of a Tax Proceeding with respect to a Pre-Closing Tax Period (other than a Straddle Period) could result in an increase in Taxes or a loss of Tax benefits in a Post-Closing Tax Period for the Company or any of its Subsidiaries, Buyer or Buyer’s other Affiliates, the Sellers’ Representative and Buyer shall jointly control the conduct and resolution of such Tax Proceeding or portion thereof.
          (e) If there is a dispute between the Sellers’ Representative and Buyer regarding the conduct or resolution of any Tax Proceeding or portion thereof described in Section 10.3(d), such dispute shall be referred to the Tax Arbitrator. Each of the Sellers’ Representative and Buyer shall present its position to the Tax Arbitrator, which shall decide which position shall be adopted. The Tax Arbitrator shall not be entitled to accept any other position, unless the Sellers’ Representative and Buyer shall so agree in writing. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be paid one-half by the Sellers and one-half by Buyer.
     10.4 Cooperation. After the Closing, Buyer and the Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any Governmental Authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Company for all Pre-Closing Tax Periods and shall preserve all such information, records and documents until the later of five (5) years from the end of the calendar year in which the Closing occurs or the expiration of any applicable statute of limitations, including any extensions thereof. As soon as practicable after the Closing Date, but not later than thirty (30) days thereafter, the Sellers will cause to be delivered to Buyer all of the original books and records (including work papers) and Tax Returns of the Company which are in the possession of the Sellers, their Affiliates or their Representatives.
     10.5 Transfer Taxes. Each party shall pay all any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges (including any penalties and interest) (collectively, “Transfer Taxes”) (and prepare and file all Tax Returns for such Transfer Taxes) arising out of or in connection with the transactions effected pursuant to this Agreement for which each party is liable under Applicable Law, and each party shall pay its own out-of-pocket expenses associated with the preparation and filing of such Tax Returns for such Transfer Taxes. The parties shall cooperate and provide all necessary documentation required for the filing of the Tax Returns for such Transfer Taxes.
     10.6 Tax Sharing Agreements. Prior to the Closing, the Sellers shall cause all Tax Sharing Agreements to be terminated, and no additional payments shall be required to be made thereunder by the Company or any of its Subsidiaries.
     10.7 Closing Date Activities. Each of the Sellers and Buyer agrees not to engage, and not to cause the Company or any of its Subsidiaries to engage, in any transaction on the Closing Date outside of the Ordinary Course of Business that is not otherwise contemplated by this Agreement.

ARTICLE XI
TERMINATION OF AGREEMENT
     11.1 Events of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:
          (a) by the mutual written agreement of Buyer and the Company;
          (b) by Buyer, if the Company or any Seller breaches any of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach is not, or is not capable of being, cured within five (5) Business Days after receipt of notice of the breach from Buyer;
          (c) by Buyer, by notice to the Sellers’ Representative, if Buyer shall have determined, in its sole and absolute discretion, that as a result of any information disclosed in any supplemented or amended schedule delivered pursuant to Section 7.2(b) it is inadvisable for Buyer to consummate the transactions contemplated by this Agreement;
          (d) by the Company, if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach is not, or is not capable of being, cured within five (5) Business Days after receipt of notice of the breach from Buyer; and
          (e) by Buyer, on the one hand, or the Sellers, on the other hand, if any of the conditions to such party’s obligation to close the transactions contemplated by this Agreement is not satisfied (or waived in writing by such party) on or prior to March 31, 2008 (the “Termination Date”); provided, however, that if any such condition is not satisfied as a result of a breach by any party of its representations, warranties, covenants or agreements contained in this Agreement, then the party responsible for such breach shall not have the right to terminate this Agreement pursuant to this clause (d).
     11.2 Effect of Termination. In the event that this Agreement is terminated in accordance with Section 11.1, this Agreement shall forthwith terminate and have no further effect and no party shall have any further obligation or liability (except with respect to those provisions hereof which expressly survive any termination of this Agreement). Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for any inaccuracy or breach of any representation or warranty or the nonperformance of any covenant or obligation hereunder and any such termination shall not be deemed to be a waiver of any available remedy for any such inaccuracy, breach or nonperformance.
ARTICLE XII
SELLERS’ REPRESENTATIVE
     12.1 Authorization of the Sellers’ Representative.

          (a) Each of the Sellers hereby designates and appoints, authorizes and empowers Braden Janowski (the “Sellers’ Representative”) (and each successor appointed in accordance with Section 12.2) to perform all such acts, on behalf of each Seller, as are required, authorized or contemplated by this Agreement and the transactions contemplated hereby, which will include the power and authority to: (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement; (ii) determine whether the conditions to Closing in Section 8.2 hereof have been satisfied; (iii) give and receive any and all notices pursuant to this Agreement and the Escrow Agreement; (iv) act on behalf of the Sellers with respect to any matter concerning the Restricted Stock; (v) grant any consent or approval under this Agreement or the Escrow Agreement; (vi) make all other elections or decisions contemplated by this Agreement or the Escrow Agreement; (vii) approve waivers, clarifications or post-Closing modifications to this Agreement or the Escrow Agreement which do not materially and adversely affect the rights of any one Seller disproportionately to the other Sellers; (viii) receive any payments contemplated hereunder on behalf of the Sellers; (ix) review the Schedule of Adjustment and, if necessary, provide notice to Buyer under Section 3.3 of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (x) review the Revenue Statements and, if necessary, deliver an Objection Notice to Buyer under Section 3.5 of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (xi) prepare and deliver to Buyer and agree with Buyer upon any changes to the Estimated Net Working Capital; (xii) act for each Seller with regard to matters pertaining to indemnification, including the power to compromise any indemnity claim on behalf of the Sellers, to transact matters of litigation and to act for each Seller under the Escrow Agreement, provided however, this Section 12.1(a)(xii) shall not apply to any indemnity claims arising out of any breach or misrepresentation by any Seller of such Seller’s representations and warranties in ARTICLE V; and (xiii) perform each such act and thing whatsoever that the Sellers’ Representative may be or is required to do, or which the Sellers’ Representative in it sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement and the Escrow Agreement, and to amend, modify or supplement any of the foregoing.
          (b) Each Seller hereby acknowledges and agrees that the Sellers’ Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by any Seller and, without limiting the generality of the foregoing, each Seller hereby acknowledges and agrees that Buyer shall be required to provide notices to the Sellers pursuant to this Agreement solely to the Sellers’ Representative. Each Seller further designates and appoints the Sellers’ Representative as its agent for service of process with respect to any disputes regarding or arising out of this Agreement or the transactions contemplated hereby. Any action taken by the Sellers’ Representative in the name of or on behalf of any Seller in connection with any matter arising under this Agreement shall be binding upon such Seller and its successors, agents and heirs. No Seller will have any cause of action against the Seller’s Representative for any action taken or not taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Sellers’ Representative.
          (c) The grant of authority provided for in this Section 12.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, the Sellers and

Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) subject to Section 12.2, may be exercised by the Sellers’ Representative acting by signing as the Sellers’ Representative of any Seller.
          (d) The Sellers hereby agree, severally as to each Seller only and not jointly as to or with any other Sellers, to indemnify the Sellers’ Representative (in its capacity as such) in accordance with the Pro Rata Percentage for each Seller, and to hold the Sellers’ Representative (in its capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of the Sellers’ Representative’s action or failure to take action pursuant to this Agreement. Each of the Sellers hereby authorizes the Sellers’ Representative to apply proceeds otherwise distributable to such Seller pursuant to this Agreement to satisfy any of such Sellers’s obligations under this ARTICLE XII.
          (e) The agreements in this ARTICLE XII shall survive termination of this Agreement.
     12.2 Removal and Replacement. If the Sellers’ Representative or its heirs or personal representatives, as the case may be, advise the Sellers that it is unavailable to perform it duties hereunder, within three (3) Business Days of notice of such advice, an alternative Sellers’ Representative will be appointed by the Sellers. Any references in this Agreement to the Sellers’ Representative shall be deemed to include any duly appointed successor Sellers’ Representative.
     12.3 Reliance. Buyer may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Sellers’ Representative under Section 12.2, may continue to rely, without inquiry, upon the actions of the Sellers’ Representative as the actions of each Seller in all matters referred to in this ARTICLE XII. Each Seller hereby authorizes the other parties hereto to disregard any notice delivered or other action taken by any Seller pursuant to this Agreement except for the Sellers’ Representative.
     12.4 Holdback Amount. All reasonable fees and expenses incurred by the Sellers’ Representative in connection with this Agreement will be paid by the Sellers in accordance with the Pro Rata Percentage for each Seller; provided that the Sellers’ Representative will first make payment of such fees and expenses from the Holdback Amount. The Sellers’ Representative shall not be paid any separate fee for services to be rendered hereunder. At such time that the Sellers’ Representative believes that no additional administrative expenses will be incurred, the Sellers’ Representative shall distribute any remaining funds from the Holdback Amount, if any, to the Sellers in accordance with the Pro Rata Percentage for each Seller.

ARTICLE XIII
MISCELLANEOUS
     13.1 Entire Agreement. This Agreement, any contract terms expressly incorporated into this Agreement, the schedules, appendices and exhibits to this Agreement contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.
     13.2 Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement, the singular includes the plural and the plural includes the singular and a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the articles, sections, exhibits or schedules, if any, of this Agreement. The parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement
     13.3 Notices. Any and all notices, requests, demands or other communications required to be given pursuant to this Agreement by any party shall be in writing and shall be validly given or made to the other party if served personally, certified or registered, postage prepaid, return receipt requested or sent by facsimile transmission (with confirmation of successful transmission). If the notice, request, demand or other communications are served personally, service shall be conclusively deemed made at the time of service. If the notice, request, demand or other communications are sent by facsimile transmission, service shall be conclusively deemed made the first Business Day following successful transmission. If the notice, demand or other communications are given by mail, service shall be conclusively deemed made four (4) Business Days after deposit in the United States mail, addressed to the party to whom the notice, demand or other communication is to be given. Notices shall be provided to the following addresses (any of which may be changed upon like notice to the other parties to this Agreement that would require notice hereunder):
If to Buyer, to:
c/o MarketAxess Holdings Inc.
140 Broadway
New York, New York 10005
Attention: Chuck Hood, General Counsel
Telephone No.: 212.813.6053
Telecopier No.: 212.813.6384
with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Adam J. Kansler, Esq.
Telephone No.: 212.969.3689
Telecopier No.: 212.969.2900

If to the Company prior to Closing, to:
Greenline Financial Technologies, Inc.
20 North Wacker Drive, Suite 3800
Chicago, Illinois 60606
Attention: Braden Janowski
Telephone No.: 918.561.6901
Telecopier No.: 918.392.5668
with a copy to (which will not constitute notice):
Reed Smith LLP
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606-7507
Attention: J. Todd Arkebauer, Esq.
Telephone No.: 312.207.6453
Telecopier No.: 312.207.6400
If to the Sellers or the Sellers’ Representative, to:
c/o TradeHelm, Inc.
5727 South Lewis Ave.
Tulsa, OK 74105
Attention: Braden Janowski, as Sellers’ Representative
Telephone No.: 918.561.6901
Telecopier No.: 918.392.5668
with a copy to (which will not constitute notice):
Reed Smith LLP
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606-7507
Attention: J. Todd Arkebauer, Esq.
Telephone No.: 312.207.6453
Telecopier No.: 312.207.6400
     13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile, electronic mail or portable document format (.pdf) shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.
     13.5 Survival. All representations and warranties, agreements and covenants contained in this Agreement or in any document delivered pursuant to, or in connection with, this Agreement (unless otherwise expressly provided otherwise in this Agreement) shall survive the Closing.

     13.6 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement is for the sole benefit of the parties to this Agreement and not for the benefit of any third party.
     13.7 Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and signed by the parties to this Agreement. Any modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.
     13.8 Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any party to this Agreement without the prior written consent of the other party to this Agreement; provided that Buyer may unilaterally assign all or any of its rights under this Agreement to any Affiliate of Buyer; provided further that Buyer shall not be released from any of its obligations hereunder upon such an assignment.
     13.9 Enforceability. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the provision shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable, with the deletion to apply only with respect to the operation of the provision in the particular jurisdiction in which the adjudication is made.
     13.10 Governing Law; Venue; Waiver of Jury Trial.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.
          (b) The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly and exclusively lie in any federal or state court located in the State, City and County of New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to such party’s address set forth in Section 13.3, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
          (c) Each of the parties hereto hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement or any of the other Operative Documents.

     13.11 Disclosure Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.
     13.12 Waiver of Conflicts. Buyer agrees to waive (and following the Closing, agrees to cause the Company and its Subsidiaries to waive) any conflict that would exclude Reed Smith LLP or its successors from representing the Sellers or the Sellers’ Representative relating to any claim for Losses under this Agreement or any other dispute relating to this Agreement, the Operative Documents, or any related agreement or in any transactions contemplated hereby or thereby and to waive any privilege that may exist due to Reed Smith’s prior representation of the Company or its Subsidiaries.
     13.13 Janowski. Notwithstanding the fact that Braden Janowski indirectly owns the Shares set forth opposite his name on Appendix 2.4 through the Braden S. Janowski 2008 Irrevocable Trust, Braden Janowski shall be deemed, and agrees to be treated, as a “Shareholder” and a “Seller” for all purposes of this Agreement.
* * * *

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed and delivered as of the day and year first above written.

GREENLINE FINANCIAL TECHNOLOGIES, INC.

By:	/s/ Braden Janowski

Name:	Braden Janowski
Title:	Chief Executive Officer

MARKETAXESS TECHNOLOGIES INC.

By:	/s/ Richard M. McVey

Name:	Richard M. McVey
Title:	Chief Executive Officer

SHAREHOLDERS:
/s/ Braden Janowski

Braden Janowski

UBS O’CONNOR LLC F/B/O O’CONNOR PIPES CORPORATE STRATEGIES MASTER LTD.

By:	/s/ Nicholas Nocenho

Name:	Nicholas Nocenho
Title:	Managing Director

UBS O’CONNOR LLC F/B/O O’CONNOR GLOBAL CONVERTIBLE ARBITRAGE MASTER LIMITED

By:	/s/ Nicholas Nocenho

Name:	Nicholas Nocenho
Title:	Managing Director

UBS O’CONNOR LLC F/B/O O’CONNOR GLOBAL MULTI-STRATEGY ALPHA MASTER LTD.

By:	/s/ Kipp Schrage

Name:	Kipp Schrage
Title:	Managing Director

OPTION HOLDERS:
/s/ Inderdeep Singh

Inderdeep Singh
/s/ Gabriel Schuetzner

Gabriel Schuetzner
/s/ Joseph Wagner

Joseph Wagner
/s/ Grigoriy Ginzburg

Grigoriy Ginzburg
/s/ Tim Wilcox

Tim Wilcox
/s/ Subodh Jain

Subodh Jain
/s/ Khushru Dadachanji

Khushru Dadachanji
/s/ Jagdish Lakhani

Jagdish Lakhani

/s/ Joshua Tolman

Joshua Tolman

/s/ Jagath Mathupala

Jagath Mathupala

/s/ Manuel Montejano

Manuel Montejano

/s/ David Dunwoody

David Dunwoody

/s/ Ryan McNally

Ryan McNally

/s/ Michael Sellers

Michael Sellers

/s/ Ryan Shepherd

Ryan Shepherd

/s/ Dan Hoar

Dan Hoar

/s/ James Johanik

James Johanik

The undersigned hereby acknowledges its appointment as the Sellers’ Representative and its willingness to fulfill the duties of the Sellers’ Representative as contemplated by this Agreement.

SELLERS’ REPRESENTATIVE

By:	/s/ Braden Janowski

Braden Janowski, solely in his capacity
as Sellers’ Representative